UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant ☐
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☐    Preliminary Proxy Statement
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☑    Definitive Proxy Statement
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☐    Soliciting Material Pursuant to §240.14a-12

Match Group, Inc.
(Name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 29, 2024
Dear Stockholder:
You are invited to attend the Annual Meeting of Stockholders of Match Group, Inc., which will be held on Friday, June 21, 2024, at 8:00 a.m., Eastern Time at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.
At the Annual Meeting, stockholders will be asked to: (1) elect four directors, (2) approve, on a nonbinding advisory basis, the compensation paid to our named executive officers in 2023, (3) approve the Match Group, Inc. 2024 Stock and Annual Incentive Plan and (4) ratify the appointment of Ernst & Young as Match Group’s independent registered public accounting firm for the 2024 fiscal year. Match Group’s Board of Directors believes that the proposals being submitted for stockholder approval are in the best interests of Match Group and its stockholders. The Board recommends a vote consistent with the Board’s recommendation for each proposal.
It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please take the time to vote online, by telephone or, if you receive a printed proxy card, by returning a marked, signed and dated proxy card. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously submitted your vote.
I look forward to greeting those of you who will be able to attend the meeting.
Sincerely,
Bernard Kim ("BK")
Chief Executive Officer
8750 NORTH CENTRAL EXPRESSWAY, SUITE 1400, DALLAS, TEXAS 75231 214.576.9352 www.mtch.com

MATCH GROUP, INC.
8750 North Central Expressway, Suite 1400
Dallas, Texas 75231
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders:
Match Group, Inc. (“Match Group” or the “Company”) is making this proxy statement available to holders of our common stock in connection with the solicitation of proxies by Match Group’s Board of Directors for use at the Annual Meeting of Stockholders to be held on Friday, June 21, 2024, at 8:00 a.m., Eastern Time at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 (the “Annual Meeting”). At the Annual Meeting, stockholders will be asked to:
1.    elect four members of our Board of Directors, each to hold office for a three-year term ending on the date of the annual meeting of stockholders in 2027 or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors);
2.    hold an advisory vote on executive compensation;
3.    approve the Match Group, Inc. 2024 Stock and Annual Incentive Plan;
4.    ratify the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2024 fiscal year; and
5.    to transact such other business as may properly come before the meeting and any related adjournments or postponements.
Match Group’s Board of Directors has set April 22, 2024 as the record date for the Annual Meeting. This means that holders of record of our common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.
As permitted by applicable Securities and Exchange Commission rules, on or about April 29, 2024, we first mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Annual Meeting proxy statement and 2023 Annual Report on Form 10-K online, as well as instructions on how to obtain printed copies of these materials by mail.
Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. All attendees will need to bring an admission ticket and other proof of stock ownership as well as a valid photo ID to gain admission to the Annual Meeting. See page 4 for further details.
By order of the Board of Directors,

Francisco J. Villamar
Secretary
April 29, 2024

PROXY STATEMENT

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Q:    Why did I receive a Notice of Internet Availability of Proxy Materials?
A:    In accordance with rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to deliver this proxy statement and our 2023 Annual Report on Form 10-K to the majority of our stockholders online in lieu of mailing printed copies of these materials to each of our stockholders. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive printed copies of our proxy materials unless you request them. Instead, the Notice provides instructions on how to access this proxy statement and our 2023 Annual Report on Form 10-K online, as well as how to obtain printed copies of these materials by mail. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner than if we had elected to mail printed materials, while reducing the environmental impact of, and lowering the costs associated with, the printing and distribution of our proxy materials.
The Notice, our proxy materials and our 2023 Annual Report on Form 10-K are being mailed on or about April 29, 2024 to stockholders of record as of the close of business on April 22, 2024. This proxy statement and our 2023 Annual Report on Form 10-K will also be available at www.proxyvote.com beginning on April 29, 2024. If you received a Notice by mail but would rather receive printed copies of our proxy materials, please follow the instructions included in the Notice. You will not receive a Notice if you have previously elected to receive printed copies of our proxy materials.
Q:    Can I vote my shares by filling out and returning the Notice?
A:    No. However, the Notice provides instructions on how to vote your shares by way of completing and submitting your proxy online or by phone, by requesting and returning a written proxy card by mail or by submitting a ballot in person at the Annual Meeting.
Q:    Who is entitled to vote at the Annual Meeting?
A:    Holders of common stock of Match Group, Inc. (“Match Group” or the “Company”) as of the close of business on April 22, 2024, the record date for the Annual Meeting established by Match Group’s Board of Directors (the “Board”), are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.
At the close of business on April 22, 2024, there were 265,598,349 shares of Match Group common stock outstanding and entitled to vote. Holders of Match Group common stock are entitled to one vote per share.
Q:    What is the difference between a stockholder of record and a stockholder who holds stock in street name?
A:    If your Match Group shares are registered in your name, you are a stockholder of record. If your Match Group shares are held in the name of your broker, bank or other holder of record, your shares are held in street name.
You may examine a list of the stockholders of record at the close of business on April 22, 2024 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at our Dallas offices, located at 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231.
Q:    What are the quorum requirements for the Annual Meeting?
A:    The presence at the Annual Meeting, in person or by proxy, of holders of shares of Match Group common stock representing a majority of the voting power of Match Group common stock entitled to vote at the Annual Meeting constitutes a quorum. Shares of Match Group common stock represented by proxy will be treated as present at the Annual Meeting for purposes of determining whether there is a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.
Q:    What matters will Match Group stockholders vote on at the Annual Meeting?
A:    Match Group stockholders will vote on the following proposals:
•    Proposal 1—to elect four members of Match Group’s Board of Directors, each to hold office for a three-year term ending on the date of the annual meeting of stockholders in 2027 or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from Match Group’s Board of Directors);
•    Proposal 2—to hold an advisory vote on executive compensation (the "say on pay proposal");

•    Proposal 3—to approve the Match Group, Inc. 2024 Stock and Annual Incentive Plan (the "2024 Stock Plan Proposal");
•    Proposal 4—to ratify the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2024 fiscal year; and
•    to transact such other business as may properly come before the Annual Meeting and any related adjournments or postponements.
Q:    What are my voting choices when voting for director nominees and what votes are required to elect director nominees to Match Group’s Board of Directors?
A:    You may vote in favor of a director nominee, against that director nominee or abstain from voting as to the director nominee.
The election of each of our director nominees requires the affirmative vote of a majority of the votes cast with respect to the nominee's election (meaning the number of votes cast "for" each nominee must exceed the number of votes cast "against" such nominee). Our corporate governance guidelines provide that any incumbent nominee who receives a greater number of votes cast against their election than votes cast in favor of their election, shall immediately tender their resignation, and that the Board shall then decide, through a process managed by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), whether to accept the resignation at its next regularly scheduled meeting held not less than 90 days after such election. The Board's explanation of its decision shall be promptly disclosed in a Current Report on Form 8-K.
The Board recommends that our stockholders vote FOR the election of each of the director nominees.
Q:    What are my voting choices when voting on the say on pay proposal and what votes are required to approve this proposal?
A:    You may vote in favor of the say on pay proposal, against the say on pay proposal or abstain from voting on the say on pay proposal.
The approval, on an advisory basis, of the say on pay proposal requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter.
The Board recommends that our stockholders vote FOR the say on pay proposal.
Q:    What are my voting choices when voting on the 2024 Stock Plan Proposal and what votes are required to approve this proposal?
A:    You may vote in favor of the 2024 Stock Plan Proposal, against the 2024 Stock Plan Proposal or abstain from voting on the 2024 Stock Plan Proposal.
The approval of the 2024 Stock Plan Proposal requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter.
The Board recommends that our stockholders vote FOR the 2024 Stock Plan Proposal.
Q:    What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2024 fiscal year and what votes are required to ratify this appointment?
A:    You may vote in favor of the ratification, against the ratification or abstain from voting on the ratification.
The ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2024 fiscal year requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter.
The Board recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2024 fiscal year.

Q:    Could other matters be decided at the Annual Meeting?
A:    As of the date of this proxy statement, we did not know of any matters to be raised at the Annual Meeting, other than those referred to in this proxy statement.
If any other matters are properly presented at the Annual Meeting for consideration, the three Match Group officers who have been designated as proxies for the Annual Meeting, Philip D. Eigenmann, Jeanette Teckman and Francisco J. Villamar, will have the discretion to vote on those matters for stockholders who have submitted their executed proxy.
Q:    What do I need to do now to vote at the Annual Meeting?
A:    Match Group’s Board of Directors is soliciting proxies for use at the Annual Meeting. Stockholders may submit proxies to instruct the designated proxies to vote their shares in any of the following three ways:
•    Submitting a proxy online: Submit your proxy online at www.proxyvote.com. Online proxy voting is available 24 hours a day and will close at 11:59 p.m., Eastern Time, on Thursday, June 20, 2024;
•    Submitting a proxy by telephone: Submit your proxy by telephone by using the toll-free telephone number provided on your proxy card (1.800.690.6903). Telephone proxy voting is available 24 hours a day and will close at 11:59 p.m., Eastern Time, on Thursday, June 20, 2024; or
•    Submitting a proxy by mail: If you choose to submit your proxy by mail, simply mark, date and sign your proxy, and return it in the postage-paid envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
If you were a stockholder of record on April 22, 2024, or if you have a legal proxy from your broker, bank or other holder of record identifying you as a beneficial owner of Match Group shares as of that date, you may vote in person at the Annual Meeting. All attendees will need to bring an admission ticket and other proof of stock ownership as well as a valid photo ID to gain admission to the Annual Meeting. See page 4 for further details.
For Match Group shares held in street name, holders may submit a proxy online or by telephone if their broker, bank or other holder of record makes these methods available. If you submit a proxy online or by telephone, do not request and return a printed proxy card from Match Group or from your broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, follow the voting instructions you receive from your broker, bank or other holder of record.
Q:    If I hold my Match Group shares in street name, will my broker, bank or other holder of record vote these shares for me?
A:    If you hold your Match Group shares in street name, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. If you do not provide voting instructions, whether your shares can be voted by your broker, bank or other holder of record in their discretion depends on the type of item being considered for a vote.
Non-Discretionary Items. The election of directors, the say on pay proposal and the 2024 Stock Plan Proposal are non-discretionary items and may not be voted on by your broker, bank or other holder of record absent specific voting instructions from you. If your bank, broker or other holder of record does not receive specific voting instructions from you, a “broker non-vote” will occur in the case of your shares of Match Group common stock for these proposals.
Discretionary Items. The ratification of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2024 fiscal year is a discretionary item. Generally, brokers, banks and other holders of record that do not receive voting instructions may vote on this proposal in their discretion.
Q:    What effect do abstentions and broker non-votes have on quorum requirements and the voting results for each proposal to be voted on at the Annual Meeting?
A:    Abstentions and shares represented by broker non-votes are counted as present for purposes of determining a quorum. Abstentions and shares represented by broker non-votes do not count as votes cast and, as a result, have no effect on the outcome of the election of directors, for which the voting standard is a majority of the votes cast. Abstentions are treated as shares present and entitled to vote and, as a result, have the same effect as a vote against any proposal for which the voting standard is based on the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter, including the say on pay proposal, the 2024 Stock Plan Proposal and the auditor ratification proposal. Shares represented by broker non-votes are not treated as shares entitled to vote and, as a result, have no effect on the say on pay proposal or the 2024 Stock Plan Proposal. No broker non-votes are expected for the auditor ratification proposal given that it is considered a discretionary item.
Q:    Can I change my vote or revoke my proxy?
A:    Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the Annual Meeting by:
•    submitting a later-dated proxy relating to the same shares online, by telephone or by mail prior to the vote at the Annual Meeting. Online and telephone proxy voting are available 24 hours a day and will close at 11:59 p.m., Eastern Time, on Thursday, June 20, 2024;
•    delivering a written notice, bearing a date later than your proxy, stating that you revoke the proxy; or
•    attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). All attendees will need to bring an admission ticket or other proof of stock ownership as well as a valid photo ID to gain admission to the Annual Meeting. See the question below for further details.
To change your vote or revoke your proxy, follow the instructions provided on the Notice or the proxy card to do so online or by telephone, or send a written notice or a new proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
If you hold your shares through a broker, bank or other holder of record, follow the instructions that you receive from your broker, bank or other holder of record if you wish to change your vote or revoke your proxy.
Q:    Who can attend the Annual Meeting, and what are the rules for admission at the meeting?
A:    Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. Seating is limited, however, and admission to the Annual Meeting will be on a first-come, first-served basis. All attendees will need to bring an admission ticket and other proof of stock ownership as well as a valid photo ID to gain admission to the Annual Meeting. If you are a stockholder of record, you may bring the top half of your proxy card or your Notice to serve as your admission ticket and proof of stock ownership. If you hold your shares in street name, you may bring your Notice or voting instruction form (or a copy thereof) to serve as your admission ticket and you will be required to present proof of ownership to be admitted into the meeting. Acceptable proof of ownership includes a recent brokerage statement or a legal proxy or letter from your broker, bank or other holder of record evidencing your beneficial ownership of Match Group shares as of April 22, 2024.
No cameras, recording equipment, large bags or packages will be permitted at the Annual Meeting. The use of cell phones, smart phones, tablets and other personal communication devices for any reason during the Annual Meeting is strictly prohibited.
Q:    What if I do not specify a choice for a matter when returning a proxy?
A:    If you do not give specific instructions, proxies that are signed and returned will be voted in accordance with the Board's recommendations, meaning they will be voted FOR the election of all director nominees, FOR the say on pay proposal, FOR the 2024 Stock Plan Proposal and FOR the ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the 2024 fiscal year.
Q:    How are proxies solicited and who bears the related costs?
A:    Match Group bears all expenses incurred in connection with the solicitation of proxies. In addition to solicitations by mail, directors, officers and employees of Match Group may solicit proxies from stockholders by telephone, e-mail, letter, facsimile or in person. Following the initial mailing of the Notice and proxy materials, Match Group will request brokers, banks and other holders of record to forward copies of these materials to persons for whom they hold shares of Match Group common stock and to request authority for the exercise of proxies. In such cases, Match Group, upon the request of these holders, will reimburse these parties for their reasonable expenses.
Q:    What should I do if I have questions regarding the Annual Meeting?
A:    If you have any questions about the Annual Meeting, the various proposals to be voted at the Annual Meeting, would like to obtain directions to attend the Annual Meeting and vote in person, or would like copies of any of the documents referred to in this proxy statement, contact Match Group Investor Relations at IR@match.com.

PROPOSAL 1—ELECTION OF DIRECTORS
Proposal and Required Vote
The following nominees have been selected by the Nominating Committee and approved by the Board for submission to our stockholders, each to serve a three-year term expiring at the annual meeting of Match Group’s stockholders in 2027 or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board):
•    Wendi Murdoch;
•    Spencer Rascoff;
•    Glenn H. Schiffman; and
•    Pamela S. Seymon.
Information concerning the director nominees, all of whom are incumbent directors of Match Group, appears below. Although management does not anticipate that any of these director nominees will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board upon recommendation of the Nominating Committee, or the Board may reduce its size.
The election of each of our director nominees requires the affirmative vote of a majority of the votes cast with respect to the nominee's election (meaning the number of votes cast "for" each nominee must exceed the number of votes cast "against" such nominee).
The Board recommends that our stockholders vote FOR the election of all director nominees.
Information Concerning Director Nominees and Other Board Members
Background information about each director nominee and other directors serving unexpired terms is set forth below, including information regarding the specific experiences, characteristics, attributes and skills that the Nominating Committee and the Board considered in determining that each director should serve on the Board, and which the Nominating Committee and the Board believe provide Match Group with the perspective and judgment needed to guide, monitor and execute its strategies.
Nominees for election at the Annual Meeting to a term expiring in 2027:
Wendi Murdoch, age 55, has been a director of Match Group since June 2020. Ms. Murdoch is an entrepreneur and investor. Since 2009, Ms. Murdoch has served as cofounder and board member of Artsy, an online platform for collecting, discovering and selling art that partners with over 4,500 art museums, galleries, art fairs and auction houses. From 2005 to 2012, Ms. Murdoch worked as an advisor for News Corporation’s businesses and investments in China. Throughout her career, Ms. Murdoch has applied her business expertise to advise and invest in technology and other companies in Asia and the United States. Ms. Murdoch is also an award-winning producer and produced the Netflix documentary “Sky Ladder,” which premiered at the 2016 Sundance Film Festival. Ms. Murdoch holds an MBA from Yale University’s School of Management. In determining that Ms. Murdoch should serve as a director, the Nominating Committee and the Board considered her investment and business expertise, including with respect to Asian markets.
Spencer Rascoff, age 48, has been a director of Match Group since March 2024. Mr. Rascoff is a co-founder of 75 & Sunny Ventures, a startup studio and venture capital firm, where he has served as CEO since May 2021. Through 75 & Sunny Ventures, Mr. Rascoff is an active angel investor in over 50 companies. Mr. Rascoff is also a co-founder of Pacaso, a marketplace for vacation home ownership, where he has served as Chair since September 2020, as well as founder of several early-stage startups. Mr. Rascoff co-founded Zillow, a technology real estate marketplace company, in 2005 and served as its CEO for 10 years. During Mr. Rascoff's time as CEO, Zillow won dozens of "best places to work" awards as it grew to over 4,500 employees, $3 billion in revenue and $10 billion in market capitalization. Prior to Zillow, Mr. Rascoff co-founded and was VP, Corporate Development of Hotwire, a travel website, which was sold to Expedia in 2003. Mr. Rascoff is also a visiting professor at Harvard where he teaches classes on entrepreneurship and startups. Mr. Rascoff graduated from Harvard University with a Bachelor's degree in Government. Mr. Rascoff previously served as a member of the boards of directors of Zillow Group, Inc. from July 2011 through April 2020, Palantir Technologies Inc. from July 2020 through June 2022, TripAdvisor, Inc. from 2013 through June 2020, Supernova Partners Acquisition Company, Inc. from August 2020 through September 2021, Supernova Partners Acquisition Company II, Ltd. from December 2020 through March 2022, and Supernova Partners Acquisition Company III, Ltd. from March 2021 through April 2023. In determining that Mr. Rascoff should serve as a director, the Nominating Committee and the Board considered his significant experience as an entrepreneur and his proven track record of building and scaling consumer internet businesses.

Glenn H. Schiffman, age 54, has been a director of Match Group since September 2016. Mr. Schiffman has served as Executive Vice President and Chief Financial Officer of Fanatics, Inc., a global digital sports platform, since August 2021. As Chief Financial Officer of Fanatics, Mr. Schiffman is responsible for a broad set of financial and corporate functions across the entire Fanatics global enterprise, including corporate finance, M&A, treasury, financial planning and analysis, investor relations, accounting, information and physical security, real estate, human resources, legal and corporate administration. He drives the financial direction of the company as it expands beyond commerce into new verticals across the sports ecosystem to become a leading global digital sports platform. Prior to Fanatics, Mr. Schiffman served as Executive Vice President and Chief Financial Officer of IAC, Inc. ("IAC") (and its predecessors), a holding company that owns multiple digital products and brands, from April 2016 to August 2021 and as Chief Financial Officer of Angi Inc., a company that connects home service professionals with consumers, from September 2017 to August 2019 and from February 2021 to July 2021. Previously, Mr. Schiffman spent 25 years as an investment banker, holding various leadership and management roles with organizations including Guggenheim Securities, The Raine Group, Nomura, where he ran the Asian and subsequently the North and South America Investment Banking business, and Lehman Brothers, where he ran Asia Investment Banking and previously he ran the Global Media Group. Mr. Schiffman has served on the boards of directors of Angi Inc. and Vimeo, Inc. since June 2017 and May 2021, respectively, including serving as Chairman of the Board of Vimeo, Inc. since March 2023. Mr. Schiffman was named Institutional Investor’s CFO of the Year of the Midcap Internet Sector in 2018 and 2021. In Mr. Schiffman’s philanthropic efforts, he focuses on endowing organizations and funding initiatives with permanent capital to make lasting change. He founded and is Chairman of the Valerie Fund Endowment, which supports children with cancer and blood disorders, created an endowment at the Duke Medical Center to research and hopefully someday cure pediatric cancer, created an endowment at Washington & Lee to support Women’s Athletics, and created an endowment at Duke University to fund scholarships for athletes from underrepresented communities. In determining that Mr. Schiffman should serve as a director, the Nominating Committee and the Board considered the unique knowledge and experience regarding Match Group and its businesses that he gained through his role as Executive Vice President and Chief Financial Officer of IAC, as well as his high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions. The Nominating Committee and the Board also considered Mr. Schiffman’s investment banking experience, which the Nominating Committee and the Board believe gives him particular insight into trends in capital markets and the technology and media industries.
Pamela S. Seymon, age 68, has been a director of Match Group since November 2015. Ms. Seymon was a partner at Wachtell, Lipton, Rosen & Katz, a New York law firm (“WLRK”), from January 1989 to January 2011, and prior to that time, was an associate at WLRK from 1982. During her tenure at WLRK, Ms. Seymon specialized in corporate law, mergers and acquisitions, securities and corporate governance, and represented public and private corporations on offense as well as defense, in both friendly and unsolicited transactions. Ms. Seymon is a graduate of Wellesley College, where she was a Wellesley Scholar, and New York University School of Law. In determining that Ms. Seymon should serve as a director, the Nominating Committee and the Board considered her extensive experience representing public and private corporations in connection with a wide array of complex, sophisticated and high profile matters, as well as her high level of expertise generally regarding mergers, acquisitions, investments and other strategic transactions.
Directors whose terms expire in 2025:
Stephen Bailey, age 44, has been a director of Match Group since June 2020. Mr. Bailey has served as Founder and Chief Executive Officer of ExecOnline, Inc., a leading provider of B2B leadership development solutions, since 2011. Prior to that he served as Chief Executive Officer and Chief Product Officer of Frontier Strategy Group, LLC, a software and information services business, from January 2006 to May 2011. Before joining Frontier Strategy Group, Mr. Bailey was an associate in the venture capital and private equity group of WilmerHale. Mr. Bailey has served on the board of directors of Ibotta, Inc. since February 2024. In determining that Mr. Bailey should serve as a director, the Nominating Committee and the Board considered his extensive executive management experience, which the Nominating Committee and the Board believe gives him insight into business strategy, leadership and marketing.
Melissa Brenner, age 49, has been a director of Match Group since June 2020. Since January 2018, Ms. Brenner has served as Executive Vice President, Digital Media for the National Basketball Association ("NBA"), where she leads the development, oversight and implementation of the NBA’s global digital strategy and emerging technology initiatives. Ms. Brenner led the NBA's social media portfolio as the league became one of the largest social media communities in the world. In addition, Ms. Brenner has led the digital products team on the execution of the NBA app and website. Ms. Brenner has held positions of increasing responsibility with the NBA since 1997, including Senior Vice President, Digital Media from February 2014 to December 2017, Senior Vice President, Marketing from February 2013 to January 2014, and Vice President, Marketing from October 2007 to January 2013. In determining that Ms. Brenner should serve as a director, the Nominating Committee and the Board considered her extensive marketing and executive management expertise as well as her experience in social media and digital products.

Bernard Kim, age 47, has served as Chief Executive Officer and a director of Match Group since May 2022. Prior to that time, Mr. Kim served as President of Publishing of Zynga Inc., a mobile video game developer, from June 2016 until May 2022, where he oversaw various functions including global marketing, user acquisition, revenue, communications, consumer insights, data science, product management, and mergers and acquisitions. Prior to joining Zynga, Mr. Kim spent nearly 10 years at Electronic Arts Inc. ("EA") as the company's Senior Vice President of Mobile Publishing. In that role, he oversaw EA's mobile distribution, strategy, product management, analytics, network engagement, marketing, revenue demand planning, business development, third-party publishing, and mergers and acquisitions. Before joining EA, Mr. Kim served as Director of Sales and Channel Strategy at The Walt Disney Company, where he led sales and retail for Disney Mobile. Mr. Kim has served on the board of directors of Five Below, Inc. since June 2022. Mr. Kim holds an undergraduate degree in both economics and communications from Boston College. In determining that Mr. Kim should serve as a director, the Nominating Committee and the Board considered his position as Chief Executive Officer of the Company as well as his considerable experience managing operations and strategic planning in the mobile application and interactive entertainment industry.
Alan G. Spoon, age 72, has been a director of Match Group since November 2015. Mr. Spoon served as General Partner and Partner Emeritus of Polaris Partners from 2011 to 2018. He previously served as Managing General Partner of Polaris Partners from 2000 to 2010. Polaris Partners is a private investment firm that provides venture capital and management assistance to development stage information technology and life sciences companies. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company (now known as Graham Holdings Company) from March 1991 through May 2000 and served as President from September 1993 through May 2000. Prior to his service in these roles, he held a wide variety of positions at The Washington Post Company, including as President of Newsweek from September 1989 to May 1991. Mr. Spoon has served as a member of the boards of directors of IAC since February 2003 and Danaher Corporation since July 1999, and as Chairman of the board of directors of Fortive Corporation since July 2016. Mr. Spoon previously served as a member of the board of directors of Cable One, Inc. from July 2015 through February 2021. In his not-for-profit affiliations, Mr. Spoon was a member of the Board of Regents at the Smithsonian Institution (formerly Vice Chairman) and is a longtime member of the MIT Corporation, where he serves on its Executive Committee and is Chair of its Risk and Audit Committee. He also serves as a member of the board of directors of the AXIM Collaborative Foundation, successor organization to edX.org (a not-for-profit online education platform sponsored by Harvard and the MIT Corporation). In determining that Mr. Spoon should serve as a director, the Nominating Committee and the Board considered his extensive private and public company board experience and public company management experience, all of which the Nominating Committee and the Board believe give him particular insight into business strategy, leadership and marketing in the media industry. The Nominating Committee and the Board also considered Mr. Spoon’s venture capital experience and engagement with the MIT Corporation, which the Nominating Committee and the Board believe give him particular insight into trends in the internet and technology industries, as well as into acquisition strategy and financing.
Directors whose terms expire in 2026:
Sharmistha Dubey, age 53, has been a director of Match Group since September 2019. Ms. Dubey has served as an Operating Partner of Advent International, a global private equity investing firm, since October 2022. Prior to that time, Ms. Dubey served as Chief Executive Officer of Match Group from March 2020 to May 2022. Prior to that, Ms. Dubey served as President of Match Group from January 2018, as Chief Operating Officer of Tinder from February 2017 to January 2018 and as President of Match Group Americas, where she oversaw the product and business operations for North American dating properties, including the Match U.S. brand, Plenty Of Fish, OkCupid and Match Affinity Brands, from December 2015 to January 2018. Prior to that, she served in multiple roles within the Company: Chief Product Officer of The Princeton Review and Tutor.com from July 2014 to December 2015; Executive Vice President of Tutor.com from April 2013 to July 2014; Chief Product Officer of Match.com from January 2013 through April 2013 and Senior Vice President, Match.com and Chemistry.com from September 2008 through December 2012. Ms. Dubey has served on the boards of directors of Fortive Corporation since August 2020, Naspers Limited since April 2022 and Prosus N.V. since August 2022. She holds an undergraduate degree in engineering from the Indian Institute of Technology and a master’s in engineering from Ohio State University. In determining that Ms. Dubey should serve as a director, the Nominating Committee and the Board considered her past position as Chief Executive Officer of the Company as well as her considerable experience managing operations and strategic planning, including in her prior roles within the Company.
Laura Jones, age 42, has been a director of Match Group since March 2024. Ms. Jones has served as Chief Marketing Officer of Instacart, a grocery delivery and pickup service, since July 2022. Prior to that time, Ms. Jones served as Head of Marketing and VP, Brand & Marketing of Instacart from June 2021 to July 2022. Prior to joining Instacart, Ms. Jones served in multiple positions of increasing responsibility with Uber, a multinational transportation company, including leading global marketing for Rides from 2019 to 2021 and various senior marketing roles from 2015 to 2018. At Uber, Ms. Jones built the global product marketing team from the ground up, spanning the entire product portfolio (Rides, Eats, Freight, etc). Prior to

Uber, Ms. Jones served in various senior marketing positions at Google and Visa. Ms. Jones graduated from Dartmouth College with a Bachelor’s degree in Economics and Government and received her Masters in Business Administration from Stanford University. In determining that Ms. Jones should serve as a director, the Nominating Committee and the Board considered her significant expertise in marketing and the consumer internet industry as well as her experience with brand refreshes.
Ann L. McDaniel, age 68, has been a director of Match Group since December 2015. Ms. McDaniel currently serves as a consultant to Graham Holdings Company and previously served as Senior Vice President of Graham Holdings Company (and its predecessor companies) from June 2008 to April 2015. Prior to that time, Ms. McDaniel served as Vice President-Human Resources of Graham Holdings Company from September 2001. Ms. McDaniel also served as Managing Director of Newsweek, Inc., a Graham Holdings Company property, from January 2008 until its sale in September 2010, and prior to that time, held various editorial positions at Newsweek. In determining that Ms. McDaniel should serve as a director, the Nominating Committee and the Board considered her extensive human resources experience, which the Nominating Committee and the Board believe give her particular insight into personnel and compensation matters, as well as her management experience with Newsweek, which the Nominating Committee and the Board believe gives her insight into business strategy, leadership and marketing.
Thomas J. McInerney, age 59, has been Chairman of the Board of Match Group since May 2021 and has served as a director of Match Group since November 2015. Mr. McInerney served as Chief Executive Officer of Altaba Inc., a publicly traded registered investment company and the successor company to Yahoo! Inc., from June 2017 to December 2021. Mr. McInerney previously served as Executive Vice President and Chief Financial Officer of the company formerly known as IAC/InterActiveCorp ("Former IAC") from January 2005 to March 2012. From January 2003 through December 2005, he served as Chief Executive Officer of the retailing division of Former IAC, which included HSN, Inc. and Cornerstone Brands. From May 1999 to January 2003, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster, formerly Ticketmaster Online CitySearch, Inc., a live entertainment ticketing and marketing company. From 1986 to 1988 and from 1990 to 1999, Mr. McInerney worked at Morgan Stanley, a global financial services firm, most recently as Principal. Mr. McInerney has served on the board of directors of Altaba Inc. since June 2017, where he currently serves as the Chairman of the Board since January 2022. In determining that Mr. McInerney should serve as a director, the Nominating Committee and the Board considered his extensive senior leadership experience at Former IAC and his related knowledge and experience regarding Match Group, as well as his high level of financial literacy and expertise regarding restructurings, mergers and acquisitions and operations, and his public company board and committee experience.
Board Diversity
The following matrix provides diversity information regarding the Board as of the date indicated, in accordance with the Marketplace Rules of The Nasdaq Stock Market, LLC (the “Marketplace Rules”) and based on the voluntary self-identification of members of the Board.

Board Diversity Matrix (As of April 29, 2024) Total Number of Directors: 12
	Female	Male
Gender Identity:
Directors	6	6
Demographic Background:
African American or Black	0	1
Asian	2	1
White	4	4
Corporate Governance
Corporate Governance Guidelines, Committee Charters and Code of Business Conduct and Ethics. As part of its ongoing commitment to good corporate governance, the Board has codified its corporate governance practices into a set of Corporate Governance Guidelines and has also adopted written charters for each of the committees of the Board. Match Group has also adopted a Code of Business Conduct and Ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. The Corporate Governance Guidelines, Audit Committee Charter, Compensation and Human Resources Committee Charter, Nominating and Corporate

Governance Committee Charter, and Code of Business Conduct and Ethics are available in the Corporate Governance section of our website at http://ir.mtch.com.
Board Leadership Structure. Match Group’s business and affairs are overseen by its Board of Directors, which currently has twelve members. The Nominating and Corporate Governance Committee periodically reviews the size of the Board and may recommend changes to the Board. There is one management representative on the Board and, of the other eleven current directors, ten are independent. The Board has standing Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees, each comprised solely of independent directors. For more information regarding director independence and our Board Committees, see the discussion below under the headings Director Independence and The Board and Board Committees. All of our directors play an active role in Board matters, are encouraged to communicate among themselves and directly with the Chief Executive Officer and have full access to Match Group management at all times. The Board and each Board Committee conducts an annual evaluation of its performance.
Match Group’s independent directors meet in scheduled executive sessions without management present at least twice a year and may schedule additional meetings as they deem appropriate. These sessions are led by Match Group’s independent Chairman of the Board. The independent membership of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees ensures that directors with no ties to management are charged with oversight for all financial reporting and executive compensation related decisions, as well as for recommending candidates for Board membership and oversight of governance practices and policies. At each regularly scheduled Board meeting, the Chairperson of each of these committees provides the full Board with an update of all significant matters discussed, reviewed, considered and/or approved by the relevant committee since the last regularly scheduled Board meeting.
Mr. McInerney has served as independent Chairman of the Board since May 2021. Our Board currently believes that the roles of Chairperson and Chief Executive Officer should be separated in recognition of the different responsibilities between the two roles. Mr. McInerney, as independent Chairman, leads the Board in its oversight and management role, including with respect to risk oversight, while Mr. Kim, our Chief Executive Officer, focuses on managing the Company’s operations and strategic planning on a day-to-day basis. Mr. McInerney’s other responsibilities include, among others, setting Board meeting agendas, leading Board meetings and executive sessions, and communicating feedback to and advising Mr. Kim.
We believe that it is in the best interests of our stockholders for the Board to review and make a determination regarding the separation or combination of these roles each time it elects a new Chairperson or appoints a Chief Executive Officer.
Risk Oversight. The Board’s role in risk oversight of the Company is consistent with Match Group’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with these efforts. Match Group management, including our Senior Vice President, Internal Audit, and our Risk, Controls and Compliance team, is responsible for assessing and managing Match Group’s exposure to various risks on a day‑to‑day basis, which responsibilities include the conduct of an enterprise risk assessment of short-term, long-term and emerging risks, testing of key controls and procedures, and creation of appropriate risk management programs and policies. Management has developed and implemented guidelines and policies to identify, assess and manage significant risks facing the Company. In developing this framework, Match Group recognizes that leadership and success are impossible without taking risks; however, the imprudent acceptance of risks or the failure to appropriately identify and mitigate risks could adversely impact stockholder value. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing Match Group’s approach to risk management. While the Board’s oversight focuses on all material risks, the Board may focus more frequently on immediate areas of concern that represent significant emerging risks as identified by management. The Board exercises these risk oversight responsibilities periodically as part of its meetings and through discussions with management, as well as through the Board’s committees, with primary risk oversight responsibilities as detailed below:

Board of Directors
•Long-term strategies	•Significant acquisitions and divestitures	•Key risks as monitored by Board committees and reported to full Board
•Capital structure	•Significant capital expenditures	•Other significant risks as identified and reported by management
Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee
•Integrity of financial statements	•CEO and executive leadership performance, compensation and succession	•Environmental issues and impact
•Enterprise risk assessment	•Employee compensation policies and practices generally	•Social issues and impact
•Information security	•Equity compensation	•Governance practices
•Data privacy	•Human capital	•Director independence
•Legal and regulatory compliance	•Non-employee director compensation	•Board and committee composition and performance
•Significant legal and regulatory proceedings
Information Security. Information security is a key component of risk management at Match Group and our Senior Vice President, Security Engineering, briefs the Audit Committee each quarter, and the full Board periodically, on the Company’s information security program and its related priorities and controls. In addition, an overall review of information security risks is inherent in the Board’s consideration of the Company’s long‑term strategies and in the transactions and other matters presented to the Board, including significant capital expenditures and significant acquisitions and divestitures. Our information security teams, led by our Senior Vice President, Security Engineering, are responsible for assessing and managing our exposure to information security risks, including by:
•Implementing and enforcing physical, operational and technical security policies, procedures and controls;
•Conducting, and engaging independent third-party experts to conduct, regular internal and external security assessments and audits, including assessments of the security posture of third-party vendors and partners;
•Collaborating with our development teams to engineer and integrate security throughout the product development lifecycle;
•Implementing scalable and continuous data protection practices; and
•Detecting, monitoring, investigating, and responding to potential security threats and incidents.
We also maintain cyber insurance coverage to mitigate potential costs that may arise from a cybersecurity incident.
Compensation Risk Assessment. We periodically conduct risk assessments of our compensation policies and practices for our employees, including those related to our executive compensation programs. The goal of these assessments is to determine whether the general structure of Match Group’s compensation policies and programs and the administration of these programs pose any material risks to the Company. At the request of the Compensation and Human Resources Committee of the Board, Compensia, Inc. (“Compensia”), the Committee’s independent compensation consultant, assessed the risk profile of Match Group’s executive compensation programs and management assessed the risk profile of Match Group’s other compensation programs. Based on these reviews, management and the Compensation and Human Resources Committee have concluded that Match Group’s compensation policies and practices, taken as a whole, do not encourage excessive or unnecessary risk‑taking and are not reasonably likely to have a material adverse effect on Match Group.
Derivatives Trading and Hedging and Pledging Policies. Match Group’s Securities Trading Policy provides that no director, officer or employee of Match Group and its subsidiaries may engage in transactions in publicly traded options, such as puts, calls, prepaid variable forward contracts, equity swaps or other derivatives that are designed to hedge or speculate on any change in the market value of or relating to Match Group securities, or engage in short sales with respect to Match Group securities. This prohibition extends to any and all forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts (among others). Match Group’s Securities Trading Policy also provides that no director, officer or employee of Match Group and its businesses may initiate any transactions that involve pledging Match Group securities in any manner, including by purchasing Match Group securities on margin, holding Match Group securities in an account utilizing margin or otherwise pledging Match Group securities as collateral for a loan.

Director Independence. Under the Marketplace Rules, the Board has a responsibility to make an affirmative determination that those members of the Board who serve as independent directors do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In connection with the independence determinations described below, the Board reviewed information regarding transactions, relationships and arrangements relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to questionnaires circulated by management, as well as from Company records and publicly available information. Following these determinations, Match Group management monitors those transactions, relationships and arrangements that were relevant to such determinations, as well as periodically solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on the Board’s prior independence determinations.
In 2024, the Board determined that each of Mses. Brenner, Jones, McDaniel, Murdoch and Seymon and Messrs. Bailey, McInerney, Rascoff, Schiffman and Spoon is independent. In connection with these determinations, the Board considered that in some cases in the ordinary course of business, Match Group and its businesses purchase products and services from companies at which certain directors are employed or serve as directors, or over which certain directors otherwise exert control. Furthermore, the Board considered whether there were any payments made to (or received from) such entities by Match Group and its businesses. No relationships or payments considered were determined to be of the type that would (i) preclude a finding of director independence under the Marketplace Rules or (ii) otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of the director.
In addition to the satisfaction of the director independence requirements set forth in the Marketplace Rules, members of the Audit and Compensation and Human Resources Committees have also satisfied separate independence requirements under the current standards imposed by the SEC and the Marketplace Rules for audit committee and compensation committee members.
Director Nominations. The Nominating Committee identifies and evaluates individuals qualified to become members of the Match Group Board. The Nominating Committee receives candidate recommendations from stockholders, directors and management and, from time to time, has been assisted by a third-party advisor in identifying qualified candidates. In assessing the candidates for recommendation to the Board as director nominees (regardless of how the candidate was identified or recommended), the Nominating Committee will evaluate such candidates against the standards and qualifications set out its charter, including:
•Personal and professional integrity and character
•Prominence and reputation in the candidate’s profession
•Skills, knowledge, diversity of background and experience, and expertise (including business or other relevant experience) useful and appropriate to the effective oversight of our business
•The capacity and desire to represent the interests of the stockholders as a whole
•The extent to which the interplay of the candidate’s skills, knowledge, expertise, diversity of background and experience with that of the other Board members will help build a Board that is effective in collectively meeting our strategic needs and serving the long-term interests of the various stakeholders
•Availability to devote sufficient time to the affairs of Match Group
The Nominating Committee considers not only an individual’s qualities, performance and professional responsibilities, but also the then composition of the Board and the challenges and needs of the Board at that time. While the Board does not have a formal diversity policy, the Nominating Committee also considers the overall diversity of the experiences, characteristics, attributes, skills and backgrounds of candidates relative to those of other Board members and those represented by the Board as a whole to ensure that the Board has the right mix of skills, expertise and background.
The Board does not have a formal policy regarding the consideration of director nominees recommended by stockholders as the Board and the Nominating Committee assess all candidates in the same manner regardless of how the candidate was identified or recommended. Stockholders who wish to make such a recommendation should send the recommendation to Match Group, 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender’s stock ownership. Any nominations for directors must comply with the requirements set forth in our bylaws.
Director Time Commitments and Service on Other Public Company Boards. Serving on Match Group's Board requires significant time and attention. Directors are expected to spend the time needed and meet as often as necessary to discharge their responsibilities. In considering each director’s ability to properly discharge their duties, the Nominating Committee will annually review each director’s professional time commitments. This may include, without limitation, the director’s principal occupation, service on other public company boards, including any leadership positions held and service on such board’s committees, as well as service on private company boards and boards of non-profit organizations. If at any time the principal occupation of any director changes, the Nominating Committee will review the continued appropriateness of such director’s service on the Board. Directors should not serve on more than four public company boards (including Match Group's Board), other than a director who serves as Match Group's Chief Executive Officer, who should not serve on more than three public company boards (including Match Group's Board). Service on boards of other organizations should follow the Company’s conflict of interest policies.
Director Orientation and Education. All new members of the Board are required to participate in Match Group’s orientation program for directors. The orientation program includes discussions with and presentations by senior management and provides new directors with a review of Match Group’s financial position, an overview of the industry in which we operate and compete and the regulatory and legal environment that affects our business, as well as governs directors’ fiduciary duties. All directors are offered the opportunity, and are encouraged, to participate in continuing education programs with reimbursement by us of any associated expenses.
Communications with the Match Group Board. Stockholders who wish to communicate with the Board or a particular director may send any such communication to MatchGroupCorporateSecretary@match.com or Match Group, 8750 North Central Expressway, Suite 1400, Dallas, Texas, 75231, Attention: Corporate Secretary. If sent by mail, the mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder—Board Communication” or “Stockholder—Director Communication.” All correspondence must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. Match Group’s Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if appropriate. Items unrelated to directors’ duties and responsibilities may be excluded, including solicitations and advertisements.
The Board and Board Committees
The Board. The Board acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. The Board met five times during 2023. During 2023, all then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served, other than Ms. Murdoch. Directors are not required to attend annual meetings of Match Group stockholders. Three directors attended Match Group’s annual meeting of stockholders in 2023.
The Board currently has three standing committees: the Audit Committee, the Compensation and Human Resources Committee, and the Nominating and Corporate Governance Committee.
Audit Committee. The members of Match Group’s Audit Committee, all of whom are independent directors, are Messrs. Bailey, McInerney and Spoon (Chairperson). The Audit Committee met nine times during 2023. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in its charter, which include monitoring: (i) the integrity of Match Group’s financial statements, (ii) the effectiveness of Match Group’s internal control over financial reporting, (iii) the qualifications, performance and independence of Match Group’s independent registered public accounting firm, (iv) the performance of Match Group’s internal audit function, (v) Match Group’s risk assessment and risk management policies as they relate to financial, information security and other risk exposures and (vi) Match Group’s compliance with legal and regulatory requirements. In fulfilling its purpose, the Audit Committee maintains free and open communication among its members, Match Group’s independent registered public accounting firm, Match Group’s internal audit function and Match Group management. The formal report of the Audit Committee is set forth under Audit Committee Matters—Audit Committee Report.
The Board has concluded that Mr. Spoon is an “audit committee financial expert,” as such term is defined in applicable SEC rules, as well as the Marketplace Rules.
Compensation and Human Resources Committee. The members of Match Group’s Compensation and Human Resources Committee, all of whom are independent directors, are Mses. Brenner, McDaniel (Chairperson) and Seymon. The Compensation and Human Resources Committee met ten times during 2023. The Compensation and Human Resources

Committee is appointed by the Board to assist the Board with all matters relating to the compensation of Match Group’s executive officers and non-employee directors and has overall responsibility for approving and evaluating all compensation plans, policies and programs of Match Group as they affect Match Group’s executive officers and non-employee directors. The Compensation and Human Resources Committee also evaluates the performance of Match Group’s senior management and presents its findings and recommendations to the full Board. The Compensation and Human Resources Committee may form and delegate authority to subcommittees and may delegate authority to one or more of its members. The Compensation and Human Resources Committee may also delegate to one or more of Match Group’s officers the authority to make grants of equity‑based compensation to eligible individuals (other than directors or executive officers) to the extent allowed under applicable law. For additional information on Match Group’s processes and procedures for the consideration and determination of executive compensation and the related roles of the Compensation and Human Resources Committee, Match Group management and consultants, see the discussion under Compensation Discussion and Analysis. The formal report of the Compensation and Human Resources Committee is set forth under Compensation Committee Report.
Nominating and Corporate Governance Committee. The members of Match Group’s Nominating and Corporate Governance Committee, all of whom are independent directors, are Mses. McDaniel and Murdoch (Chairperson) and Mr. Spoon. The Nominating Committee met four times during 2023. The Nominating and Corporate Governance Committee is appointed by the Board to (i) identify and evaluate individuals qualified to become Board members consistent with such criteria as are deemed appropriate by the Nominating Committee or the Board, including the consideration of nominees submitted by stockholders, and to recommend to the Board director nominees for the next annual meeting of stockholders or special meeting of stockholders at which directors are to be elected (and nominees to fill vacancies on the Board as necessary); (ii) periodically review Board committee composition and recommend changes as needed, (iii) oversee periodic evaluations of the Board and its committees, (iv) develop and periodically review corporate governance guidelines, (v) review director and director nominee independence, (vi) review and make recommendations regarding responses to stockholder proposals, (vii) oversee social and environmental policies and initiatives, (viii) oversee political contributions and expenditures and (ix) oversee corporate governance practices and identify best practices for potential adoption.
PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required pursuant to Section 14A of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), we are seeking a non-binding advisory vote from our stockholders to approve the compensation of our named executive officers for 2023. This proposal, which we refer to as the “say on pay proposal,” is not intended to address any specific item of compensation, but rather our overall compensation program and policies relating to our named executive officers.
As described in detail in the Compensation Discussion and Analysis section of this proxy statement, our executive officer compensation program is designed to increase long term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable Match Group to meet its growth objectives.
We believe that our executive officer compensation program, with its balance of short-term and long-term incentives, rewards sustained performance that is aligned with long-term stockholder interests. Accordingly, we believe that the compensation paid to our named executive officers in 2023 pursuant to our executive officer compensation program was fair and appropriate and are asking our stockholders to vote FOR the adoption of the following resolution:
“RESOLVED, that the stockholders of Match Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers for 2023, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the U.S. Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related narrative discussion.”
The approval, on an advisory basis, of the say on pay proposal requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter. The vote is advisory in nature and therefore not binding on us or our Board. However, our Board and Compensation and Human Resources Committee value the opinions of all of our stockholders and will consider the outcome of this vote when making future compensation decisions for our named executive officers.
The Company last sought a say on pay vote at its 2023 Annual Meeting of Stockholders and last sought a non-binding advisory vote from its stockholders on the frequency of seeking the say on pay vote (required by applicable law every six years) at its 2022 Annual Meeting of Stockholders. Based on voting results from the 2022 Annual Meeting of Stockholders, and consistent with the Company’s recommendation, say on pay votes currently occur every year. Accordingly, the next say on pay vote is currently scheduled to be held at the Company’s 2025 Annual Meeting of Stockholders.

The Board recommends that our stockholders vote FOR the advisory vote on executive compensation.
PROPOSAL 3—APPROVAL OF THE 2024 STOCK AND ANNUAL INCENTIVE PLAN
Proposal and Required Vote
On April 25, 2024, upon the recommendation of the Compensation and Human Resources Committee, our Board approved and adopted the Match Group, Inc. 2024 Stock and Annual Incentive Plan (the “2024 Plan”), subject to approval by our stockholders.
In connection with the design and adoption of the 2024 Plan, our Board and the Compensation and Human Resources Committee carefully considered our anticipated future equity needs and our historical equity compensation practices.
The aggregate number of shares being requested for authorization under the 2024 Plan is:
•6 million shares of common stock, plus:
•the number of shares remaining available for future grant under the Company’s Amended and Restated 2017 Stock and Annual Incentive Plan (the “2017 Plan”) as of the date of stockholder approval of the 2024 Plan, plus:
•any shares subject to any outstanding award under the 2017 Plan that, after the date of stockholder approval of the 2024 Plan, is forfeited, is terminated, expires or lapses for any reason without delivery of the shares underlying such award.
Based on the above, the shares available for issuance under the 2024 Plan would represent approximately 6.3% of our outstanding shares as of April 22, 2024, the record date for the Annual Meeting. The Board believes the number of shares reserved for issuance under the 2024 Plan represents a reasonable amount of potential additional equity dilution, especially in light of the benefits afforded to us by our equity compensation program, as further described below.
If the 2024 Plan is approved by our stockholders, it will replace the 2017 Plan, and we will cease granting any new awards under the 2017 Plan. If the 2024 Plan is not approved by our stockholders, the 2017 Plan will remain in effect in its current form, and we will continue to be able to grant equity incentive awards under the 2017 Plan until the earlier of its expiration or the date on which the maximum number of shares authorized under the 2017 Plan has been issued. Regardless of whether the 2024 Plan is approved by our stockholders, we will be able to continue to grant awards under the Match Group, Inc. 2015 Stock and Annual Incentive Plan (the “2015 Plan”), which expires in November 2025. We will also continue to maintain the Match Group, Inc. 2020 Stock and Annual Incentive Plan (the “2020 Plan”); however, we are not able to make further grants under the 2020 Plan. The following table reflects the number of shares subject to awards outstanding, and the number of shares remaining available for issuance, under the 2015 and 2020 Plans as of April 2, 2024, the most recent practicable date prior to the filing of our proxy statement.

	2015 Plan(1)	2020 Plan
Shares currently available for future awards	2,263,552	—
Shares subject to currently outstanding full value awards	7,677,601	—
Shares subject to currently outstanding stock options(2)	892,131	1,543,298
(1)2015 Plan amounts reflect (i) the maximum number of PSUs that would vest if the highest level of performance condition is achieved and (ii) 610,247 shares reserved under the 2015 Plan to settle equity awards denominated in the equity of certain of our subsidiaries (the "Subsidiary Equity Awards"). For a description of Subsidiary Equity Awards, see Note 11—Stock-based compensation—Equity Instruments Denominated in Shares of Certain Subsidiaries to the consolidated financial statement in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
(2)Stock options outstanding under the 2015, 2017 and 2020 Plans have a weighted average exercise price of $21.01 and a weighted-average remaining term of 2.58 years.
We estimate that, with the shares authorized under the 2024 Plan, we will have a sufficient number of shares of our common stock to cover issuances under the 2015 Plan and 2024 Plan for at least the next year.
The approval of the 2024 Stock Plan Proposal requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter. The Board has determined that it is in the best interests of the Company and its stockholders to approve this proposal. The Board recommends that our stockholders vote FOR the 2024 Stock Plan Proposal.

Considerations for the Approval the 2024 Plan
Incentive Compensation is a Critical Part of Match Group’s Ability to Effectively Compete for Talent
If approved, the 2024 Plan will allow us to continue to provide our employees and non-employee directors with the opportunity to acquire an ownership interest in Match Group, encouraging them to remain in our employ or service and contributing to the continuity and stability within our workforce. We believe that offering ownership interests in Match Group through the 2024 Plan is a key factor in retaining existing employees, recruiting and retaining new employees, and aligning and increasing the interest of all employees in our success. In addition, long-term equity-based compensation enables Match Group to provide competitive compensation to help in recruitment of executive officers and employees, and through vesting requirements, helps to promote retention and long-term service of executive officers and employees. Our broad-based program is used to attract and retain talented employees at all levels of the organization. During 2023, approximately 88% of our RSU and PSU awards granted to employees and consultants were made to our non-executive officer employees and other participants, which takes into account the potential maximum payout of PSU awards. No stock option awards were granted in 2023.
Based on recent practices with respect to equity-based compensation, shares remaining under the 2015 Plan and 2017 Plan may not be sufficient to cover anticipated equity grants for Match Group’s executive officers, employees and non-employee directors over the next 12 months. Following the issuance of the maximum number of shares reserved under the 2015 and 2017 Plans, we will be unable to maintain our current equity grant practices and, therefore, we will be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to our success. We will also be compelled to replace future equity incentive awards with cash awards, which may not align the interests of our executives and employees with those of our stockholders as effectively as equity incentive awards.
Equity Awards Support Our Pay for Performance Objectives
We award restricted stock units to a broad-based group of our employees and non-employee directors. In addition to restricted stock units, we also grant performance-based equity to senior employees that vest based on both time and rigorous performance conditions. Please see the description set forth under “Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentives—2023 PSU Awards” below for additional information regarding the performance conditions associated with performance-based awards granted to executive officers in 2023. Our Board believes that equity awards – the value of which fluctuates based on our stock price performance and, in the case of performance-based awards, requires achievement of key financial and strategic objectives – strongly link realized pay to Company performance and further our ownership culture. Equity-based compensation under the 2024 Plan would encourage executive officers, employees and non-employee directors to act as owners with an equity stake in Match Group and discourage inappropriate risk-taking.
Equity Awards Effectively Link Employee and Stockholder Interests and Drive Long-Term Value Creation
The Board and Compensation and Human Resources Committee believe that equity awards provide our executive officers, employees and non-employee directors with a strong link to long-term performance and help to align the interests of our executive officers, employees and non-employee directors with those of stockholders. The 2024 Plan is designed to advance these interests to the benefit of Match Group and its stockholders.
The ability to grant long-term equity-based compensation would allow Match Group to continue to align the interests of executive officers, employees and non-employee directors with the interests of Match Group’s stockholders and to create substantial incentives for Match Group’s executive officers and employees to achieve Match Group’s long-term goals.
We Are Mindful of the Need to Balance Our Need to Attract and Retain Talent with Stockholder Interests Regarding Dilution
We are mindful of the dilutive impact of our equity compensation program on our stockholders. The 2024 Plan as proposed is intended to balance dilution considerations with our need to compete for skilled talent, maintain competitive compensation practices, and attract and retain the leadership required to support our strategic objectives. Specifically, the 2024 Plan as proposed would increase the number of shares available for future issuance by 6 million shares, which we expect will provide us a sufficient number of shares of our common stock to cover issuances for at least the next year, with a reasonable buffer to support potential unplanned events such as unanticipated changes to our leadership team or headcount, or significant changes in our stock price. In the near term, we are contemplating annual requests to our stockholders for additional shares under the 2024 Plan to allow stockholders to continue to monitor our share usage and provide continued input on our equity program. We also maintain a share repurchase program, which has the effect of helping to mitigate dilution from equity awards by reducing the total number of our shares outstanding. During 2022 and

2023, we repurchased approximately 20.7 million shares, or approximately $1.028 billion of shares. See “Dilution Assessment” and “Historical Burn Rate” below for additional information.
Corporate Governance Best Practices
The 2024 Plan has been designed to build upon the effectiveness of the 2017 Plan and incorporates certain corporate governance best practices to further align our equity compensation program with the interests of our stockholders. The following is a list of some of these best practices, which are intended to protect the interests of our stockholders:
✓ No evergreen provision. The 2024 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the plan can be increased automatically without stockholder approval.
✓ No discounted options or SARs. Stock options and SARs must have an exercise price per share that is no less than the fair market value of our common stock on the date of grant.
✓ No repricing. Repricing of options and SARs is not to be permitted without stockholder approval, except for adjustments with respect to certain specified extraordinary corporate transactions.
✓ No “liberal” change in control definition. The change in control definition under the 2024 Plan is only triggered in those instances where an actual change in control occurs.
✓ No automatic single-trigger vesting of employee awards. Awards granted under the 2024 Plan to employees will not vest automatically upon a change in control.
✓ No liberal share recycling. Any shares withheld or tendered in respect of taxes relating to any Award or withheld or tendered to pay the exercise price of options will not again become available for issuance under the 2024 Plan.
✓ Restricted dividends and dividend equivalents on awards. The 2024 Plan permits payment of dividends and dividend equivalents on awards only if and when the underlying award vests.
✓ Limit on non-employee director compensation. The maximum aggregate compensation that may be paid to any non-employee director in any calendar year (including cash and awards under the 2024 Plan) is $750,000, except that the maximum for a newly appointed or elected non-employee director is $1,000,000.
✓ Post-exercise holding period for CEO. Upon exercise of options or SARs by our CEO, any net shares received will be subject to a post-exercise holding period until the earlier of twelve (12) months from the date of exercise or the CEO’s termination of employment for any reason (including due to retirement).
✓ Clawback of awards. Awards granted under the 2024 Plan are subject to the Company’s Compensation Recoupment Policy.
Dilution Assessment
Below is a summary of Match Group’s assessment of potential dilution attributable to the proposed increase in shares authorized pursuant to the 2024 Plan. The information listed in the table below is as of April 2, 2024, the most recent practicable date prior to the filing of our proxy statement, except for the shares currently outstanding, which is as of April 22, 2024, the record date for the Annual Meeting.

Share Allocation and Potential Dilution
2024 Plan share request	6,000,000
Shares currently available for future awards under the 2017 Plan(1)	10,840,280
Shares subject to currently outstanding full value awards under the 2017 Plan(1)	8,979,991
Shares subject to currently outstanding stock options under the 2017 Plan(2)	584,964
Total potential equity awards	26,405,235
Shares currently outstanding	265,598,349
Potential dilution from the 2017 and 2024 Plans	9.9%
(1)Reflects (i) the maximum number of PSUs that would vest if the highest level of performance condition is achieved, (ii) 750,299 shares reserved under the 2017 Plan to settle Subsidiary Equity Awards and (iii) 4,777 shares issuable pursuant to deferred share units accrued under the 2020 Match Group, Inc. Deferred Compensation Plan for Non-Employee Directors.
(2)Stock options outstanding under the 2015, 2017 and 2020 Plans have a weighted average exercise price of $21.01 and a weighted-average remaining term of 2.58 years.

We estimate that, with an increase of 6,000,000 shares, we will have a sufficient number of shares of our common stock to cover issuances under the 2024 Plan for at least the next year. The estimate is based on projected grant dollar values over the next year and the expected need for shares on an annual basis.
We currently have a share repurchase program in place for the repurchase of up to $1.0 billion of outstanding common stock that has the effect of offsetting the dilutive impact of our equity compensation awards. As of April 22, 2024, $800 million remains available under the share repurchase program. In addition, we repurchased approximately $1.028 billion shares in 2022 and 2023, which represents approximately 20.7 million shares.
Historical Burn Rate
We are committed to managing the use of our equity incentives prudently to balance the benefits equity compensation brings to our compensation program with the dilution it causes our stockholders. As part of our analysis when considering the proposed share increase, we considered our three-year average “burn rate,” or the number of shares subject to equity awards granted from the beginning of 2021 through the end of 2023, divided by the weighted average number of shares outstanding for that period.

	2021	2022	2023
Burn rate (annual)(1)	0.73%	1.46%	1.93%
(1)Amounts for each year reflect the number of PSUs earned in each year and exclude Subsidiary Equity Awards due to the inability to translate such awards into a number of Match Group shares on the date of grant. Refer to “Note 11—Stock-Based Compensation” to the consolidated financial statements included in “Part II, Item 8—Consolidated Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on February 23, 2024, for information on how the Company reports the number of awards granted each year.
As shown in the table above, Match Group’s average annual burn rate for the three-year period ending December 31, 2023 was 1.37%. For context, we believe there are significant factors that have influenced our share usage and merit consideration. Our headcount has seen a substantial increase, particularly in 2021 following our acquisition of Hyperconnect. This acquisition expanded our operations, necessitating additional shares to incentivize and retain talent. Furthermore, the majority of our recent hiring activity has been concentrated in our high-growth brands, namely Tinder and Hinge, which operate in fiercely competitive markets. The recruitment efforts for these brands have predominantly targeted technically skilled professionals, such as engineers, who command higher compensation packages that include a significant equity component. This strategic focus on specialized talent is crucial for maintaining our competitive edge and driving innovation in our industry. This heightened need for equity compensation coincided with our stock price significantly declining over the past three years, which impacted the number of shares required to meet our compensation obligations. Accordingly, our share usage in 2023 is most reflective of our anticipated equity needs over the next 12 to 24 months at our current stock price.
We also considered that during the period from the beginning of 2021 through the end of 2023, we made equity grants from the 2017 Plan in connection with the following: leadership appointments to advance our efforts, including the appointment of our CEO; the compensation of employees who we believe are critical to furthering our business strategy; and incentivizing our key officers and employees. We believe these new hires and compensation decisions are critical to the development and strength of our senior management team to attract the experience and talent necessary to further implement our strategy.
Summary of Terms of the 2024 Plan
The principal features of the 2024 Plan are described below. This summary is qualified in its entirety by reference to the full text of the 2024 Plan, a copy of which is attached as Appendix A to this proxy statement.
Administration. The 2024 Plan is administered by the Compensation and Human Resources Committee (or such other committee of the Board as the Board may from time to time designate, and for purposes of this summary, the “Committee”). Among other things, the Committee has the authority to select individuals to whom awards are granted, determine the types of awards granted, the number of shares of Match Group common stock underlying awards and the terms and conditions of awards.
Term. Awards may be granted under the 2024 Plan for ten years following the date on which our stockholders approve the 2024 Plan.
Eligibility. Awards under the 2024 Plan may be granted to any current or prospective director, officer, employee and consultant of Match Group or its subsidiaries or affiliates. The 2024 Plan permits awards to be made to any of the following individuals, as designated by the Committee: (i) non-employee directors of the Company (currently, the Company has 11 non-employee directors); (ii) officers of the Company (currently, the Company has 4 executive officers); (iii) employees

(currently, the Company or its subsidiaries or affiliates have approximately 2,600 full-time employees and approximately 10 part-time employees); and (iv) consultants (currently, the Company or its subsidiaries or affiliates have approximately 400 consultants). The basis for participation in the 2024 Plan is the Committee’s decision that an award to an eligible participant will further the 2024 Plan’s purpose of retaining, attracting and rewarding non-employee directors, officers, employees and consultants of outstanding ability and motivating eligible participants to exert their best efforts to achieve the Company’s long-term goals.
Shares Subject to the 2024 Plan. The 2024 Plan provides that the aggregate number of shares of Match Group common stock subject to grant under the 2024 Plan will be the sum of 6.0 million shares of common stock, plus the number of shares remaining available for future grant under the 2017 Plan as of the date of the annual meeting which is the effective date of the 2024 Plan, plus any shares subject to any outstanding award under the 2017 Plan that, after the date of stockholder approval of the 2024 Plan, is forfeited, is terminated, expires or lapses for any reason without delivery of the shares underlying such award. The maximum number of shares that may be granted pursuant to incentive stock options is 10,000,000. The foregoing share limits are subject to adjustment in certain circumstances to prevent dilution or enlargement.
The shares of Match Group common stock subject to grant under the 2024 Plan may be made available from authorized but unissued shares or from treasury shares, as determined from time to time by the Board. To the extent that any award is forfeited or any stock option or stock appreciation right terminates, expires or lapses without being exercised or any award is settled for cash, the shares of Match Group common stock underlying such awards will again be available for awards under the 2024 Plan. Shares will not again become available for issuance under the 2024 Plan to the extent (i) they are withheld or tendered to pay the exercise price of a stock option and/or the tax withholding obligations relating to any award, (ii) they underlie an award of SARs or any similar award (in which case the total number of shares will not again become available for issuance, and not only the number of shares actually issued in exercise or settlement of such an award), or (iii) they are repurchased by the Company in the open market with proceeds from a cash exercise of a stock option.
Stock Options and SARs. The 2024 Plan provides for the award of stock options and stock appreciation rights (“SARs”). Stock options can either be incentive stock options (“ISOs”) or non-qualified stock options and SARs can be granted either alone or in tandem with stock options. The exercise price of stock options and SARs cannot be less than 100% of the Fair Market Value (defined below) of Match Group common stock on the grant date. The 2024 Plan defines Fair Market Value as the closing price of Match Group common stock on the date of measurement, unless otherwise determined by the Committee. The closing price of Match Group common stock, as reported on the NASDAQ Stock Market, on April 2, 2024 was $35.20 per share. Stock options and SARs cannot be repriced without stockholder approval.
Holders of stock options may pay the exercise price: (i) in cash, (ii) if approved by the Committee, in shares of Match Group common stock (valued at Fair Market Value), (iii) with a combination of cash and shares of Match Group common stock, (iv) by way of a cashless exercise through a broker approved by the Company or (v) by withholding shares of Match Group common stock otherwise receivable on exercise. The Committee determines the term of stock options and SARs, which term may not exceed ten years from the grant date. The Committee determines the vesting and exercise schedules for stock options and SARs, which the Committee may waive or accelerate at any time, and the extent to which these awards will be exercisable after a termination of employment. Generally, unvested stock options and SARs terminate upon a termination of employment and vested stock options and SARs remain exercisable for one (1) year after death, disability or retirement and for ninety (90) days after a termination of employment for any other reason. Vested stock options and SARs also terminate upon a termination of employment for cause. Stock options and SARs are transferable only by will or the laws of descent and distribution or pursuant to a qualified domestic relations order or, in the case of non-qualified stock options or SARs, as otherwise expressly permitted by the Committee (including, if so permitted, pursuant to a transfer to family members or a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise).
Restricted Stock. The 2024 Plan provides for the award of shares of Match Group common stock that are subject to forfeiture and restrictions on transferability as set forth in the 2024 Plan and as may be otherwise determined by the Committee (“Restricted Stock”). Except for these restrictions and any others imposed by the Committee, upon the grant of an award of Restricted Stock, holders will have rights of a stockholder with respect to the shares of Restricted Stock, including the right to vote such shares and to receive all dividends and other distributions paid or made with respect to such shares, on such terms as will be set forth in the applicable award agreement. Unless otherwise determined by the Committee: (i) cash dividends on shares of Restricted Stock shall be automatically reinvested in additional shares of Restricted Stock and (ii) dividends payable in shares of Match Group common stock shall be paid in the form of additional shares of Restricted Stock, which in both cases, shall vest in accordance with the vesting schedule of the initial award.

Grants of Restricted Stock awards under the 2024 Plan may or may not be subject to performance conditions. Shares of Restricted Stock may not be sold, transferred, pledged, exchanged or otherwise encumbered prior to vesting.
RSUs. The 2024 Plan provides for the award of restricted stock units (“RSUs”) denominated in shares of Match Group common stock that will be settled, subject to the terms and conditions of the RSUs, in cash, shares of Match Group common stock or a combination thereof, based upon the Fair Market Value of the number of shares of Match Group common stock vesting. RSUs are not shares of Match Group common stock and as a result, holders of RSUs do not have rights of a stockholder. RSU award agreements will specify whether, to what extent and on what terms and conditions the shares of Match Group common stock underlying awards will be credited for dividends (if at all); provided that any dividend equivalents will be subject to the same vesting schedule as the underlying award and will pay out only if and when the underlying award vests. RSUs granted under the 2024 Plan may or may not be subject to performance conditions. RSUs may not be sold, transferred, pledged, exchanged or otherwise encumbered prior to vesting.
Other Stock-Based Awards. The 2024 Plan also provides for the award of other Match Group common stock-based awards and awards that are valued in whole or in part by reference to (or are otherwise based on) shares of Match Group common stock (including unrestricted stock, dividend equivalents and convertible debentures). For the avoidance of doubt, other stock-based awards granted pursuant to the 2024 Plan shall not be eligible to receive dividends or dividend equivalents prior to the vesting of such an award.
Cash-Based Awards. Lastly, the 2024 Plan provides for cash-based awards settleable in cash, shares of Match Group common stock or a combination thereof.
Change in Control. Unless otherwise provided in the applicable award agreement or otherwise set forth in writing between the Company and the participant, upon a termination of employment (other than for cause or disability) or resignation for good reason during the two (2) year period following a change in control:
•all stock options and SARs outstanding as of the date of termination or resignation that were outstanding as of the date of the change in control will become fully vested and exercisable and will remain exercisable until the later of: (i) the period that they would have remained exercisable absent the change in control provision and (ii) the earlier of the original term or one (1) year anniversary of such change in control;
•all restrictions applicable to all Restricted Stock outstanding as of the date of termination or resignation that were outstanding as of the date of the change in control will lapse and such Restricted Stock will become fully vested and transferable; and
•all RSUs, including PSUs, outstanding as of the date of termination or resignation that were outstanding as of the date of the change in control will become fully vested, any outstanding performance goals will be deemed satisfied at target, any restrictions shall lapse and such RSUs will be settled in cash or shares of Match Group common stock as promptly as is practicable.
Amendment and Discontinuance. The 2024 Plan may be amended, altered or discontinued by the Board, but no amendment, alteration or discontinuance may impair the rights of award holders without their consent. Amendments to the 2024 Plan will require stockholder approval to the extent such approval is required by applicable law or the listing standards of the applicable exchange. If approved by our stockholders, the 2024 Plan will terminate on the tenth anniversary of the date of stockholder approval of the 2024 Plan.
U.S. Federal Income Tax Consequences
The following is a summary of certain federal income tax consequences of awards to be made under the 2024 Plan based upon the laws in effect as of the date of this proxy statement. The discussion is general in nature and does not take into account a number of considerations which may apply in light of individual circumstances under the 2024 Plan. Income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.
Non-Qualified Stock Options. A participant will not recognize taxable income when a non-qualified stock option is granted and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) upon the exercise of a non-qualified stock option equal to the excess of the Fair Market Value of the shares of Match Group common stock purchased over their exercise price and we generally will be entitled to a corresponding deduction.
ISOs. An award holder will not recognize taxable income when an ISO is granted. An award holder will not recognize taxable income (except for purposes of the alternative minimum tax) upon the exercise of an ISO. If the award holder does not sell or otherwise dispose of the shares of Match Group common stock acquired upon the exercise of an ISO within two (2) years from the date the ISO was granted or within one (1) year from the date the award holder acquired the shares of

Match Group common stock, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss and we will not be entitled to any deduction. If, however, the shares of Match Group common stock acquired are disposed of within such two (2) or one (1) year periods, then in the year of such disposition the award holder will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the Fair Market Value of such shares on the date of exercise over the exercise price and we generally will be entitled to a corresponding deduction. The excess of the amount realized through the disposition date over the Fair Market Value of the shares of Match Group common stock acquired on the exercise date will be treated as capital gain.
SARs. An award holder will not recognize taxable income when a SAR is granted and we will not be entitled to a tax deduction at such time. Upon vesting of a SAR, no taxable income is recognized. However, upon exercise, the participant will recognize ordinary income (and subject to income tax withholding in the case of employees) equal to the cash received or the difference between the Fair Market Value of any shares of Match Group common stock received and the exercise price. We generally will be entitled to a corresponding deduction.
Restricted Stock. An award holder will not recognize taxable income when an award of Restricted Stock is granted and we will not be entitled to a tax deduction at such time, unless the award holder makes an election under Section 83(b) of the Internal Revenue Code of 1986 (the “Code”), as amended, to be taxed at grant. If such an election is made, the award holder will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) at the time of the grant equal to the Fair Market Value of the shares of Restricted Stock at such time. If such an election is not made, the award holder will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) at vesting in an amount equal to the Fair Market Value of the shares of Restricted Stock at such time. We are entitled to a corresponding deduction at the time ordinary income is recognized by the award holder. In addition, dividends credited prior to vesting to shares of Restricted Stock for which the above-described election has not been made will be compensation taxable as ordinary income (and subject to income tax withholding in the case of employees), rather than as dividend income, and we will be entitled to a corresponding deduction.
RSUs. An award holder will not recognize taxable income when RSUs are granted and we will not be entitled to a tax deduction at such time. An award holder will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) at vesting in an amount equal to the Fair Market Value of any shares of Match Group common stock delivered (and the amount of cash paid by us (if any)) and we will be entitled to a corresponding deduction.
Section 162(m). Under Section 162(m) of the Code, compensation (including compensation under the 2024 Plan) in any calendar year in excess of $1 million for any individual who serves as a named executive in 2017 or thereafter will not be deductible, unless such compensation is grandfathered under the Tax Cuts and Jobs Act of 2017.
The foregoing general tax discussion is intended for the information of stockholders in connection with considering how to vote with respect to the 2024 Stock and Annual Incentive Plan Proposal and not as tax guidance to individuals who receive awards under the 2024 Plan. Holders of awards under the 2024 Plan are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2024 Plan.
Registration with the SEC
If the stockholders approve this proposal, we will file with the SEC, as soon as reasonably practicable after such approval, a registration statement on Form S-8 relating to the additional shares available for issuance under the 2024 Plan.
New Plan Benefits
A new plan benefits table for the 2024 Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2024 Plan is not provided because all awards made under the 2024 Plan will be made at the Committee’s discretion, subject to the terms of the 2024 Plan. Therefore, the benefits and amounts that will be received or allocated under the 2024 Plan are not determinable at this time. However, please refer to the 2023 Summary Compensation Table in this proxy statement which sets forth certain information regarding awards granted to our NEOs during the last completed fiscal year.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed Ernst & Young LLP (“E&Y”) as Match Group’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and is requesting that stockholders ratify the appointment.
The Audit Committee annually evaluates the performance of E&Y and determines whether to continue to retain E&Y or consider the retention of another firm. In appointing E&Y as Match Group’s independent registered public accounting firm for 2024, the Audit Committee considered (i) E&Y’s performance as Match Group’s independent registered public accounting firm, (ii) the fact that E&Y has audited the financial statements of Match Group since Match Group was a wholly-owned subsidiary of Former IAC and also since the completion of Match Group’s initial public offering in 2015, (iii) E&Y’s independence with respect to the services to be performed for Match Group and (iv) E&Y’s strong and considerable qualifications and general reputation for adherence to professional auditing standards. In addition, in conjunction with the mandated rotation of the lead engagement partner every five years, the Audit Committee is directly involved in the selection of the new lead engagement partner.
A representative of E&Y is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they so choose and will be available to respond to appropriate questions.
Although ratification is not required by applicable laws, our bylaws or otherwise, the Board is submitting the selection of E&Y to our stockholders for ratification because the Board values your views on Match Group’s independent registered public accounting firm. The Audit Committee intends to carefully consider the results of the vote. If the stockholders do not ratify the appointment of E&Y, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Match Group and our stockholders.
Ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares of Match Group common stock present at the Annual Meeting in person or represented by proxy and entitled to vote on the matter.
The Board recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as Match Group’s independent registered public accounting firm for the fiscal year ending December 31, 2024.
AUDIT COMMITTEE MATTERS
Audit Committee Report
The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, the most recent version of which is available on Match Group’s website at http://ir.mtch.com. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of: (i) the integrity of Match Group’s financial statements, (ii) the effectiveness of Match Group’s internal control over financial reporting, (iii) the qualifications, performance and independence of Match Group’s independent registered public accounting firm, (iv) the performance of Match Group’s internal audit function, (v) Match Group’s risk assessment and risk management policies as they relate to financial and certain other risk exposures and (vi) Match Group’s compliance with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that Match Group’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for Match Group’s financial reporting process, including systems of internal control over financial reporting. The independent registered public accountants are responsible for performing an independent audit of Match Group’s consolidated financial statements and the effectiveness of Match Group’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue a report thereon. The Audit Committee’s responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes.
In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of Match Group included in the Annual Report on Form 10-K for the year ended December 31, 2023 with Match Group’s management and Ernst & Young LLP, Match Group’s independent registered public accounting firm.
The Audit Committee has discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding

Ernst & Young’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence from Match Group and its management.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for Match Group be included in Match Group’s Annual Report on Form 10‑K for the year ended December 31, 2023 for filing with the SEC.
Members of the Audit Committee
Alan G. Spoon (Chairperson)
Stephen Bailey
Thomas J. McInerney
Fees Paid to Our Independent Registered Public Accounting Firm
The following table sets forth fees for all professional services rendered by Ernst & Young LLP to Match Group for the years ended December 31, 2023 and 2022:

	2023		2022
Audit Fees	$4,006,653	(1)	$3,821,768	(2)
Audit-Related Fees	$—		$3,545
Total Audit and Audit-Related Fees	$4,006,653		$3,825,313
Tax Fees(3)	$56,525		$86,100
Total Fees	$4,063,178		$3,911,413
______________________
(1)     Audit Fees in 2023 include: (i) fees associated with the annual audit of financial statements and internal control over financial reporting and review of periodic reports, (ii) statutory audits (audits performed for certain Match Group businesses in various jurisdictions abroad, which audits are required by local law), (iii) fees for services performed related to the issuance of the auditor's consent for SEC registration statements, and (iv) out-of-pocket expenses.
(2)    Audit Fees in 2022 include: (i) fees associated with the annual audit of financial statements and internal control over financial reporting and review of periodic reports, (ii) statutory audits (audits performed for certain Match Group businesses in various jurisdictions abroad, which audits are required by local law), and (iii) out-of-pocket expenses.
(3)    Tax Fees in 2022 and 2023 primarily include fees paid for certain tax compliance services.
Audit and Non-Audit Services Pre-Approval Policy
The Audit Committee has a policy governing the pre‑approval of all audit and permitted non‑audit services performed by Match Group’s independent registered public accounting firm in order to ensure that the provision of these services does not impair such firm’s independence from Match Group and its management. Unless a type of service to be provided by Match Group’s independent registered public accounting firm has received general pre‑approval, it requires specific pre‑approval by the Audit Committee. Any proposed services in excess of pre‑approved cost levels also require specific pre‑approval by the Audit Committee. In all pre‑approval instances, the Audit Committee considers whether such services are consistent with SEC rules regarding auditor independence.
All tax services require specific pre‑approval by the Audit Committee. In addition, the Audit Committee has designated specific services that have the pre‑approval of the Audit Committee (each of which is subject to pre‑approved cost levels) and has classified these pre‑approved services into one of three categories: Audit, Audit‑Related and All Other (excluding Tax). The term of any pre‑approval is 12 months from the date of the pre‑approval, unless the Audit Committee specifically provides for a different period. The Audit Committee revises the list of pre‑approved services from time to time. Pre‑approved fee levels for all services to be provided by Match Group’s independent registered public accounting firm are established periodically from time to time by the Audit Committee.
Pursuant to the pre‑approval policy, the Audit Committee may delegate its authority to grant pre‑approvals to one or more of its members, and has currently delegated this authority to its Chairperson. The decisions of the Chairperson (or any other member(s) to whom such authority may be delegated) to grant pre‑approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre‑approve services to management.

INFORMATION CONCERNING MATCH GROUP EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Background information about Match Group’s current executive officers who are not directors is set forth below. For background information about Match Group’s Chief Executive Officer, Bernard Kim, see the discussion under Proposal 1—Election of Directors—Information Concerning Director Nominees and Other Board Members.
Philip D. Eigenmann, age 53, has served as Match Group’s Chief Accounting Officer since November 2017. Mr. Eigenmann has held positions of increasing responsibility with the Company and its predecessors since May 2006, including Senior Vice President and Global Controller from February 2016 to November 2017, and Vice President and Global Controller from December 2009 to February 2016. Prior to joining us, Mr. Eigenmann held various finance and accounting leadership roles with AMX Corporation, a worldwide leader in advanced control and automation technology for commercial and residential markets. Mr. Eigenmann began his career in the audit practice of Ernst & Young in Dallas, Texas. He received a BBA in Accounting from Texas A&M University, and is a certified public accountant in the State of Texas.
Jeanette Teckman, age 52, has served as Interim Chief Legal Officer of Match Group since March 2024. Prior to that time, Ms. Teckman served as Match Group’s Senior Vice President, Associate General Counsel – Litigation, IP & Compliance from March 2022 to March 2024; and prior to that, she served as Vice President, Associate General Counsel – Litigation & IP of Match Group from July 2017. Prior to joining Match Group, Ms. Teckman was Vice President and Senior Counsel of Operations of TRT Holdings, Inc., a private holding company, from July 2013 to July 2017. Prior to that time, Ms. Teckman was an associate from 2000 to 2002 and a partner from 2003 to 2013 at Gardere Wynne Sewell LLP (now Foley & Lardner LLP) and served as In-House Counsel for Verizon from 2002 to 2003. Ms. Teckman began her career in 1998 with Vial, Hamilton, Koch & Knox. Ms. Teckman has a BBA in Accounting from The University of Texas at Austin and a JD from Southern Methodist University Dedman School of Law.
Gary Swidler, age 53, has served as President and Chief Financial Officer of Match Group since January 2023. Prior to that time, Mr. Swidler served as Match Group's Chief Operating Officer and Chief Financial Officer from March 2020; and prior to that, he served as Chief Financial Officer of Match Group from September 2015. Prior to joining Match Group, Mr. Swidler was a Managing Director and Head of the Financial Institutions Investment Banking Group at Bank of America Merrill Lynch (“Merrill Lynch”) from April 2014 to August 2015. Prior to that, Mr. Swidler held a variety of positions at Merrill Lynch and its predecessors since 1997, most recently as Managing Director and Head of Specialty Finance from April 2009 to April 2014. Prior to joining Merrill Lynch, Mr. Swidler was an associate at the law firm of Wachtell, Lipton, Rosen & Katz. Mr. Swidler has served on the board of directors of DoubleVerify Holdings, Inc. since February 2024. Mr. Swidler has a BSE from the Wharton School at the University of Pennsylvania and a JD from New York University School of Law.
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
Our executive officers whose compensation is discussed in this compensation discussion and analysis (the “CD&A”) and to whom we refer to as our named executive officers in this CD&A (the “NEOs”) are:
•Bernard Kim, our Chief Executive Officer;
•Gary Swidler, our President and Chief Financial Officer (since January 2023; Chief Operating Officer and Chief Financial Officer until January 2023);
•Jared Sine, our Chief Business Affairs and Legal Officer and Secretary (Mr. Sine resigned from the Company, effective March 11, 2024); and
•Philip Eigenmann, our Chief Accounting Officer.
While the principal purpose of this CD&A is to review the compensation of our NEOs, many of the programs discussed apply to other members of senior management. This CD&A should be read together with the compensation tables and related disclosures set forth below.
Philosophy and Objectives
Match Group’s executive compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders who have the competence, character, experience and ambition necessary to drive Match Group to meet its growth and profitability objectives.
Although Match Group is a publicly traded company, our business comprises a broad and diverse portfolio of brands that we believe will be best managed if we successfully attract and retain senior executives with entrepreneurial backgrounds, attitudes and aspirations. Accordingly, when working to recruit and retain our executive officers, as well as other executives who may become executive officers at a later time, we compete not only with other public companies, but also with earlier stage companies, companies funded by financial sponsors including private equity and venture capital firms, financial sponsors themselves and professional firms. We structure our executive compensation program to foster our entrepreneurial culture so that we can compete in this varied marketplace for talent, with an emphasis on variable, contingent compensation and long-term equity ownership.
We believe that a strong performance-focused executive compensation program is essential to enable us to achieve our business goals and to build stockholder value. We seek to achieve these objectives through a compensation program that:

Pays for performance:	We take a rigorous performance-based approach to executive compensation. A significant portion of our NEOs’ pay is not guaranteed, but rather is at risk and/or based on attaining various Company and individual performance objectives. This was the case with all of the long-term incentive compensation granted to Mr. Kim in 2023 and 94% of his total target compensation. As further illustration of our performance-based approach, Company performance was the dominant driver of the ultimate bonus program outcomes, with 2023 NEO bonus payouts achieving 93% of target in line with performance falling slightly below expectations. Based on shareholder feedback, we have implemented a formulaic assessment of performance to determine the majority of bonus payouts beginning in 2024, as discussed further in "Stockholder Engagement and 2023 Say-on-Pay Vote" below.
Instills an ownership culture:
We believe that long-term performance is achieved through an ownership culture that rewards performance by linking the interests of each of our NEOs with those of our stockholders. Our long-term incentive compensation program for our NEOs is currently granted in the form of restricted stock units (“RSUs”) and performance-based RSUs (“PSUs”). The PSUs vest over a three-year period and are only earned if the relevant performance targets, which are based on total stockholder return, are met. We believe this program ensures that our NEOs are “at risk” for this portion of their compensation and that their compensation is tied to our stock price to increase alignment with our stockholders. In addition, the three-year vesting requirement reduces the risk that our NEOs will place too much focus on short-term achievements to the detriment of the long-term goals of the Company.

Pays competitively:	We set compensation levels that are competitive with those of individuals holding comparable positions at companies with which we compete for talent and that are of similar size, market valuation and business complexity.
Values stockholder input:	In setting compensation levels, we consider feedback from our stockholders, as applicable. For details regarding the results of our 2023 Fall stockholder engagement program, see "Stockholder Engagement and 2023 Say-on-Pay Vote" below.
Match Group has historically not followed an arithmetic approach to establishing compensation levels and measuring and rewarding performance. As further discussed below under "Stockholder Engagement and 2023 Say-on-Pay Vote," in response to recent stockholder feedback, starting with the 2024 performance year, we have introduced financial metrics into the annual bonus program for our NEOs, accounting for 70% of each individual's bonus payout based on pre-established targets set near the beginning of the performance year. The Compensation and Human Resources Committee of our Board of Directors (for purposes of this CD&A, the “Committee”) chose to continue to maintain an individual performance component of each NEO's bonus payout, comprising only 30% of payout, as we believe formulaic approaches often fail to adequately incorporate the multiple factors that contribute to success at the individual level. In any given period, Match Group may have multiple objectives, and these objectives and their relative importance often change as the competitive and strategic landscapes shift, even within a given compensation cycle.

We maintain the following compensation practices that reflect our pay-for-performance compensation philosophy:

What We Do	What We Don’t Do
✓ Pay for performance - structure a substantial portion of pay to be “at risk” and based on Company and individual performance	x No guaranteed base salary increases
✓ Formally assess risk within the executive compensation program	x No tax gross-ups for NEOs
✓ Ensure the independence of the Committee members and the advisors who report to them	x No excessive perquisites
✓ Maintain stock ownership guidelines that reinforce the alignment of NEO and stockholder interests	x No “single-trigger” change in control payments
✓ Prohibit hedging and pledging transactions with respect to our securities	x No repricing of underwater options without stockholder approval
2023 Company Performance
In 2023, we focused on product innovation to help to better drive sustainable long-term user and revenue growth. At the same time, we implemented initiatives to deliver revenue acceleration throughout the year and continued to drive high levels of profitability and cash flow. We delivered solid financial results during 2023 while focusing on the foundation-building necessary to accelerate our strategic execution in 2024. We grew total revenue 6% to $3.4 billion in 2023. Tinder® Direct Revenue grew 7% year-over-year, driven by growth in revenue per payer ("RPP") due to pricing optimizations in the U.S. market and new weekly subscription offerings, partially offset by a decrease in Payers partially attributed to the pricing optimizations.
Hinge® Direct Revenue rose 40% year-over-year as a result of 27% Payers growth and 10% RPP growth. MG Asia Direct Revenue declined 6% in 2023 versus 2022, but increased 2% on a foreign exchange neutral basis. Evergreen & Emerging Direct Revenue declined 5% in 2023 versus 2022, as we continued to moderate marketing spend at our Evergreen brands. The decline at our Evergreen brands was partially offset by growth at our Emerging brands.
Operating income increased 78% year-over-year to $917 million while Adjusted Operating Income ("AOI") grew 11% year-over-year to $1.3 billion. Both measures benefited from the increase in revenue and decreases in general and administrative expenses. Those positive effects were partially offset by increases in selling and marketing spend at Tinder and Hinge and increases in product development expense. Operating income further benefited from decreased impairment and amortization expense compared to 2022, during which there was an impairment of certain Hyperconnect intangible assets. That benefit was partially offset by increased stock-based compensation expense.
Certain of the financial measures described above are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). For a further description of each non-GAAP financial measure set forth above as well as a full reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see pages 44-46 of our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 23, 2024 (the “2023 Annual Report”). For definitions of certain terms used above, including Direct Revenue, Payers, RPP, MG Asia, and Evergreen & Emerging, please see page 34 of the 2023 Annual Report.
2023 Compensation Highlights
•94% of Mr. Kim's target compensation was considered variable and at-risk.
•Reduced the target amount of annual long-term incentive awards granted to our CEO by 19%.
•54% of the target amount of annual long-term incentive awards granted to Mr. Kim and 50% of the target amount of annual long-term incentive awards granted to Messrs. Swidler and Sine consisted of PSUs.
•PSUs granted in 2023 have their payout solely based on Company performance, specifically Match Group’s 3-year relative total stockholder return percentile rank among Nasdaq-100 index composite companies.
•No NEO salaries were increased.
•2023 NEO annual bonus payouts were 93% of target which is reflective of the solid work that occurred in 2023, but results fell slightly below the Committee's high expectations for leadership.

•All of the PSUs awarded in 2021 that were scheduled to vest in February 2024 vested with no payout as a result of the Company's relative stock growth performance over the three-year period ending in February 2024.
The chart below shows the percentage of Mr. Kim’s 2023 target compensation that was variable and at-risk.
Stockholder Engagement and 2023 Say-on-Pay Vote
At our 2023 annual meeting of stockholders, we received 29.4% support for the advisory vote on NEO compensation (the "say-on-pay" vote). The full Board of Directors (the "Board") and the Committee took this outcome seriously. Following the 2023 annual meeting, under the oversight of the Committee, we conducted an expanded stockholder outreach effort to understand the primary drivers behind the vote and develop appropriate actions in response.
In the fall of 2023 our Board and Committee Chair, as well as management team members from our legal, human resources, and investor relations teams, invited 25 stockholders, representing 56% of our outstanding shares, to engage and share their perspectives with us on our executive compensation program. The outreach resulted in meetings with 13 of our stockholders, representing 29% of our outstanding shares.

Contacted 25 stockholders representing 56% of O/S	Engaged 13 stockholders representing 29% of O/S
Throughout the engagement meetings, we heard a range of diverse stockholder perspectives. While many stockholders were generally supportive of our approach to executive compensation through the 2022 CEO transition period, a few key themes stood out as reasons that a majority of stockholders did not support our 2023 say-on-pay proposal.
The feedback we received has helped us to refine our compensation program and make changes that we believe foster a stronger pay for performance orientation and further align our executives' interests with those of stockholders. The table below summarizes the key themes of the stockholder feedback we received and the actions we are taking this year in response to enhance our compensation program and related disclosures.

Key Feedback Themes	Committee Actions in Response
Stockholders expect a more formulaic approach to our annual bonus program, including the use of pre-established metrics
•Since the 2023 annual bonus program was already approved and in progress at the time of the 2023 say-on-pay vote, in February 2024, the Committee approved the following changes for the 2024 annual bonus program:
◦Introduced two financial metrics, revenue and AOI margin, which will each account for 35% of our NEOs' 2024 annual bonus payout (70% in total), based on pre-established targets set in February 2024
◦The remaining 30% of each NEO's 2024 annual bonus will be determined by an individual component that evaluates each NEO's relevant contributions and performance for the year
◦See "Compensation Elements — Annual Bonuses" below for information on how AOI is calculated
•The Committee also commits to increasing transparency in future disclosures around the factors considered in determining bonus program payouts

Stockholders expect the use of a maximum cap on annual bonus program payouts
•In connection with the changes to the 2024 annual bonus program discussed above, the Committee established payout scales for each of the revenue and AOI margin components of the bonus payout that provide for a threshold payout of 25% and a maximum payout of 200%

Stockholders expressed concern around the issuance of a special retention award to our CFO and the acceleration of some of our CFO's outstanding RSUs in 2022 in connection with the 2022 CEO transition
•The Committee reaffirms that it will not issue special awards to executive officers and will not accelerate outstanding awards held by executive officers concurrently with the issuance of special awards, except in extraordinary circumstances, when absolutely necessary
•If such circumstances do arise in the future, any compensation decisions will be accompanied by transparent disclosure in the following proxy statement that addresses the Committee's rationale and decision-making process
•Consistent with these commitments, in 2023 no special awards were granted and no awards held by executive officers were accelerated

Stockholders expressed concern around the modification of the performance benchmark used to measure performance for the PSUs awarded in 2021
•The Committee commits to not modify outstanding PSUs, except in extraordinary circumstances
•Consistent with this commitment, no outstanding PSUs held by executive officers were modified in 2023
•As further described below, all of the PSUs awarded in 2021, for which the performance benchmark was modified in 2022, that were scheduled to vest in February 2024 vested with no payout (notwithstanding the modification) as a result of the Company's relative stock growth performance

The Committee believes these compensation program changes directly address stockholder feedback and reflect the Board’s commitment to ensuring our compensation program is aligned with stockholder expectations and effectively supports our value creation strategy.
Roles and Responsibilities
The Committee has primary responsibility for establishing the compensation of our NEOs. For each of our NEOs, all compensation decisions referred to throughout this CD&A have been made by the Committee, based in part on recommendations from our Chief Executive Officer, and in consultation with the Chairman of our Board.
Our Chief Executive Officer participates in structuring Company-wide compensation programs and in establishing appropriate bonus and equity pools. In late 2022 and early 2023, Mr. Kim met with the Committee several times to review projections for aggregate 2023 compensation, including salary levels, target bonus levels and total equity award value, as well as to discuss his views of corporate and individual executive officer performance for 2022 for Messrs. Swidler, Sine and Eigenmann. In late 2023 and early 2024, Mr. Kim again met with the Committee several times to review his recommendations for annual bonuses for Messrs. Swidler, Sine and Eigenmann based on 2023 performance. In each of these instances, Mr. Kim also discussed his own performance with the Committee; however, Mr. Kim does not participate in the determination of his own compensation. Following each of these discussions, the Committee met in executive session to discuss Mr. Kim’s recommendations, including their views of corporate and individual performance for 2022 and 2023 for Mr. Kim.
Since 2021, the Committee has engaged Compensia, a national compensation consulting firm, to assist it with compensation matters, including compensation peer group selection, executive and non-employee director compensation assessment, equity compensation strategy and compensation risk assessment, and to provide competitive market data for comparable companies. Compensia reports directly to the Committee, and the Committee may replace Compensia or engage additional consultants at any time. One or more representatives from Compensia attends Committee meetings and communicates with the Chair of the Committee, as well as other Committee members, between meetings from time to time. Compensia has no other business relationship with Match Group and receives no payments from Match Group other than fees for services to the Committee. The Committee has assessed the independence of Compensia considering, among other things, the factors set forth under Rule 10C-1 of the Exchange Act and the listing standards of Nasdaq, and has concluded that no conflict of interest has arisen with respect to the work that Compensia performs for the Committee.
Compensation Setting Process and Use of Comparative Market Data
When establishing initial compensation packages upon an executive's hire, Match Group follows a flexible approach, and makes decisions based on a variety of factors particular to a given executive's situation, including our firsthand experience with the competition for recruiting and retaining executives, negotiation and discussion with the individual executive, comparative market data, internal equity considerations, prior compensation levels for the particular position within Match Group, the location of a particular executive, compensation levels available to the individual in alternative opportunities, and other factors we deem relevant at the time. Each individual component of a given NEO’s compensation is evaluated independently and in relation to the package as a whole. Prior earning histories and outstanding long-term compensation holdings are also taken into account.
In its annual review of each NEO’s pay package, prior to making specific decisions related to any particular element of compensation, the Committee typically considers the following factors:
•Historical compensation levels for each of our NEOs, evaluating the NEO’s total near-term and long-term compensation in aggregate;
•Each individual NEO’s skills, experience and qualifications relative to similarly situated executives at the companies in our compensation peer group and in select broad-based compensation surveys;
•Each individual NEO’s performance against the expectations of the Committee and our Board;
•The compensation practices among our competitors and broad-based compensation surveys;
•Our historical and projected future performance against Company-wide and brand-level financial and operational objectives established by the Committee and our Board;
•The recommendations provided by our Chief Executive Officer with respect to the compensation of our other NEOs; and
•The competitive state of the labor market generally, including any need to strengthen the retentiveness of our compensation packages.
For purposes of comparing our executive compensation program against the competitive market, the Committee evaluates the compensation of our NEOs against those in similar positions at comparable companies at least annually, with input from its compensation consultant. The Committee does not use a single method or measure in making its compensation decisions, nor does it position compensation levels based upon a specific level relative to a peer group or other companies. Nonetheless, the pay practices at comparable companies are an important factor that the Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace.

The Committee applied the following criteria when selecting the peer group companies used for assessing our executive compensation program for 2023, in collaboration with Compensia:

Criteria for Peer Group	General Characteristics
Revenue	•Approximately 0.5x to 2.0x Match Group’s last 12-month revenue of $3.2B (~$1.6B to ~$6.4B as of August 23, 2022).
Market Capitalization
•Approximately 0.33x to 3.0x Match Group’s then current 30-day average market capitalization of ~$19.2B (~$6.3B to ~$57.6B as of August 23, 2022).
•Given market volatility, some peers may be slightly outside this range.

Qualitative Factors	•In addition, the Committee focuses on characteristics such as market capitalization as a multiple of revenue, growth rates and companies’ proximity to IPO to ensure relevancy for market analysis.
Applying these criteria, Compensia recommended, and the Committee approved, the following 19 companies as our compensation peer group as of December 2022 (ticker symbols shown in parentheses):

Akamai Technologies Inc. (AKAM)	eBay Inc. (EBAY)	IAC Inc. (IAC)	Spotify Technology S.A (SPOT)
Bumble Inc. (BMBL)	Electronic Arts Inc. (EA)	Pinterest, Inc. (PINS)	Take-Two Interactive Software Inc. (TTWO)
DocuSign, Inc. (DOCU)	Etsy Inc. (ETSY)	Roblox Corp. (RBLX)	Zillow Group, Inc. (ZG)
DoorDash, Inc. (DASH)	Expedia Group, Inc. (EXPE)	Roku, Inc. (ROKU)	Zoom Video Communications, Inc. (ZM)
Dropbox, Inc. (DBX)	GoDaddy Inc. (GDDY)	Snap Inc. (SNAP)
Using the same criteria, in September 2023, Compensia recommended, and the Committee approved, continuing to use the same peer group for assessing our executive compensation program for 2024 and for the determination of annual bonuses with respect to 2023 performance.
Compensation Elements
Match Group’s compensation packages for our NEOs have primarily consisted of salary, annual bonuses, long‑term incentives (typically equity awards), and, to a more limited extent, perquisites and other benefits.
Salary
None of the salaries for our NEOs were adjusted during 2023. NEO salaries for 2023 are reported in the 2023 Summary Compensation Table included in the Executive Compensation section of this proxy statement.
Annual Bonuses
Match Group’s bonus program is designed to reward performance on an annual basis and bonuses are generally paid shortly after year-end following finalization of the financial results for the year in question.
Historically, for 2023 and for years prior, all annual bonus payout decisions have been subjective, and have been made on a non-formulaic facts and circumstances assessment of Company and individual performance. In determining individual annual bonus amounts, the Committee considered a variety of factors regarding the Company’s overall performance, such as growth in revenue and profitability over the prior year and performance against the Company's plan, an individual’s performance and contribution to the Company, and general bonus expectations previously established between the Company and the NEO. The Committee has not quantified the weight given to any specific element or otherwise followed a formulaic calculation. However, Company performance has tended to be the dominant driver of ultimate bonus payouts. Because of the variable nature of the bonus program, and because in any given year bonuses have the potential to make up a significant portion of an NEO’s total direct compensation, the bonus program provides an important incentive tool to achieve Match Group’s annual objectives.
As noted above, starting with the 2024 performance year, we have introduced financial metrics into the annual bonus program for our NEOs, accounting for 70% of each individual's bonus payout based on pre-established targets set near the beginning of the performance year. The remaining 30% of each NEO's 2024 annual bonus will be determined by an individual component that evaluates each NEO's relevant contributions and performance for the year.
For 2023 bonuses specifically, the Committee considered a variety of factors, including, among others, year-over-year growth in revenue and AOI (which is calculated as operating income excluding stock-based compensation expense, depreciation and certain non-cash acquisition-related items), revenue and AOI performance against the Company's 2023 plan, levels of cash flow generated from operations, and certain strategic accomplishments, including the results of increased focus on product innovation to better drive sustainable long-term user and revenue growth and the implementation of initiatives to deliver revenue acceleration throughout the year. While these were the primary factors considered in setting bonus award amounts, the Committee also considered relative contributions made by each NEO during the year and the relative size of the bonuses paid to the other NEOs.
With respect to bonuses for each of our NEOs, the Committee considered the following: (i) with respect to Mr. Kim, his role as Chief Executive Officer, including his focus on overseeing the operations of, and developing the strategic agenda for, the Company, and his interim leadership of our Tinder business, including execution of Tinder's strategy to grow revenue; (ii) with respect to Mr. Swidler, his role as President and Chief Financial Officer, including his management of our finance, tax, real estate and facilities, advertising sales, investor relations, M&A, corporate social responsibility and corporate communications functions; (iii) with respect to Mr. Sine, his role as Chief Business Affairs and Legal Officer, including his management of our legal, compliance, privacy, safety, cybersecurity and government affairs functions, as well as his leadership of our efforts to ensure fairness with respect to the in-app purchase fees imposed by mobile app stores, including the settlement of the claims we and Google made against each other in the Match Group, LLC et al vs. Google LLC et al lawsuit; and (iv) with respect to Mr. Eigenmann, his role as Chief Accounting Officer, including his management of our global accounting and financial reporting functions and his oversight of our continued transition to a unified global enterprise resource planning platform.
Considering the strong individual performance of each NEO as well as the Company's financial performance in 2023 and overall progress on its strategic objectives, the Committee determined 2023 NEO annual bonus payouts to be 93% of target for each NEO. The table below reflects each NEO's target annual bonus amount for 2023 and the ultimate payout.

NEO	2023 Target Bonus (as % of Salary)	2023 Target Bonus ($)	2023 Bonus Payout
Bernard Kim	200%	$2,000,000	$1,860,000
Gary Swidler	200%	$1,350,000	$1,255,500
Jared Sine	100%	$500,000	$465,000
Philip Eigenmann	60%	$240,000	$225,000
Long-Term Incentives
Match Group believes that ownership shapes behavior and that providing a meaningful portion of a NEO’s compensation in stock-based awards aligns their incentives with stockholder interests in a manner that drives better performance over time. The primary long-term incentives for our NEOs have been RSU and PSU awards. In setting particular award levels, the predominant objectives have been providing the NEO with a balance of effective retention incentives and incentives for strong future performance. Appropriate levels to meet these goals may vary from year to year, and from individual to individual, based on a variety of factors.
The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, have generally been less relevant in setting annual equity awards, as the awards tend to be more forward looking, and intended as a longer-term retention and reward instrument than annual bonuses. When granting Match Group equity awards, the Committee takes into account factors such as historical practices, the Committee’s view of market compensation generally, the dilutive impact of equity awards and desired short-term and long-term dilution levels, and a given NEO’s existing equity holdings and their retention and incentive value.
Committee meetings at which the awards are made are generally scheduled well in advance and without regard to the timing of the release of earnings or other material information.
In March 2023, as part of the Company’s annual year-end compensation review, the Committee granted RSUs and PSUs to our NEOs as described in the table below. The values reflected in the table below are the target dollar values for each award. The number of RSUs and PSUs granted to each NEO was determined by dividing the values below by the 30-day volume-weighted average stock price ending on the date of Committee approval of the awards, and therefore may vary from the grant date fair values for these awards as reported in the compensation tables included in the Executive Compensation section of this proxy statement.

NEO	RSUs	PSUs (at target)
Bernard Kim	$6,000,000	$7,000,000
Gary Swidler	$5,500,000	$5,500,000
Jared Sine	$3,000,000	$3,000,000
Philip Eigenmann	$575,000	$—

The RSU awards granted to Messrs. Kim, Swidler and Sine vest in three equal installments on the first three anniversaries of the grant date, subject to their continued service through each vesting date. The RSU award granted to Mr. Eigenmann vests as to one-third of the award on the first anniversary of the grant date and as to one-twelfth of the award every three months thereafter, subject to his continued service through each vesting date. The PSU awards granted to Messrs. Kim, Swidler and Sine vest in full following the third anniversary of the grant date, subject to their continued service through the vesting date.
2023 PSU Awards. In February 2023, the Committee reviewed and approved the PSU award design for awards in 2023, which is consistent with the design used for PSU awards granted in 2022. In determining to continue to use the same PSU design, the Committee discussed the design with its independent compensation consultant and considered competitive compensation data, Match Group’s business model and strategy and its performance to date.
The 2023 PSU awards have a performance period of three years and will be earned and vest in a single installment following the third anniversary of the grant date. The portion of PSUs that is earned and vests is based on Match Group’s relative total stockholder return (“rTSR”) percentile rank among the Nasdaq-100 index composite companies. The Committee believes that rTSR percentile ranking provides an easy-to-understand performance outcome, regardless of broader market conditions, and is less dependent on potential shifts in the overall stock market. Specifically, the portion of PSUs earned and vested is determined by applying a “rTSR multiplier” to the number of target PSUs as follows:

rTSR Percentile Ranking Among Nasdaq-100 Composite Companies	rTSR Multiplier(1)
Below 30th (Below Threshold)	0%
30th (Threshold)	30%
55th (Target)	100%
85th and above (Maximum)	225%
(1) For performance between the Threshold and Target performance levels or between the Target and Maximum performance levels, the rTSR multiplier will be interpolated between the levels on a straight-line basis. Failure to achieve the Threshold performance level will result in no shares being issued for the PSUs, and no additional shares will be issued for performance exceeding the Maximum performance level.
If Match Group’s absolute TSR is negative for the applicable performance period, the maximum rTSR multiplier possible will be 100% regardless of relative performance.
Performance of 2021 PSU Awards. In 2021, the Committee granted certain of our NEOs PSU awards that are earned and vest in two equal installments on the third and fourth anniversaries of the grant date. The portion of the PSUs that is earned and vests on each vesting date can range between 0% and 150% of the target PSUs depending on Match Group’s relative stock growth, measured as the percentage growth of Match Group’s stock price relative to the percentage stock price growth of the median company within the Nasdaq-100 stock market index over the applicable vesting period. Specifically, the portion of each installment of PSUs earned and vested on the applicable vesting date is determined as follows:
•    100% of the PSUs if relative stock growth is zero;
•    For each +1% or -1% of relative stock growth from zero, the PSUs earned and vested will increase or decrease, respectively, from 100% by 3%, with a maximum of 150% and a minimum of 0%, with linear interpolation between points; and
•    Notwithstanding the foregoing, no PSUs will be earned or vested if both the relative stock growth and Match Group’s stock growth are negative for the applicable performance period.
With respect to the three-year performance period ending in February 2024 on the third anniversary of the grant date, the table below reflects the stock growths of Match Group and the median company within the Nasdaq-100 stock market index as well as the relative stock growth and the resulting payout. As both the relative stock growth and Match Group's stock growth were negative for the applicable performance period, the payout in February 2024 was 0%.

Match Group Stock Growth	Median Nasdaq-100 Company Stock Growth	Relative Stock Growth	Payout %
-75.38%	28.45%	-103.83%	0%
The remaining 50% of the PSUs are eligible to vest in February 2025 on the fourth anniversary of the grant date.

Compensation Recovery (“Clawback”) Arrangements
Pursuant to the terms of our outstanding RSU and PSU awards, if an employee (including an NEO) is terminated for “cause” (as defined in the applicable equity incentive plan) or resigns in anticipation of being terminated for “cause,” or following a termination of employment for any reason, Match Group becomes aware that during the two years prior to such termination there was an event or circumstance that would have been grounds for termination for “cause” that caused or is reasonably likely to cause meaningful damage (economic, reputational or otherwise) to the Company (the “Underlying Event”) (and which would not have been curable upon notice), then any unvested RSUs and PSUs will be forfeited and cancelled in their entirety. In addition, if any RSUs or PSUs vested after the Underlying Event, then Match Group will be entitled to recover from such employee (or NEO) at any time within two years after such vesting any amounts realized as a result of such vesting.
In addition, in October 2023 the Committee adopted a Compensation Recoupment Policy, pursuant to which in the event the Company is required to prepare an accounting restatement due to the Company’s material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover the amount of any incentive-based compensation, as defined in the Policy, including cash and equity awards, received by current and former executive officers, including the NEOs, during the applicable recovery period (generally the prior three completed fiscal years) that exceeds the amount that otherwise would have been received had it been determined based on the restated financial statements. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement for a restatement. The Compensation Recoupment Policy complies with, and will be administered and interpreted consistent with, applicable Marketplace Rules and Section 10D of the Exchange Act.
Stock Ownership Guidelines
In 2022, Match Group adopted stock ownership guidelines for our NEOs and non-employee members of our Board of Directors. Under the guidelines, our NEOs are required to own a number of shares of our common stock with a value equal to a specified multiple of their annual base salary as follows:

Position	Multiple of Base Salary
Chief Executive Officer	6x
President and Chief Financial Officer	3x
All Other NEOs	2x
Shares counted toward the ownership requirement include shares beneficially owned directly or indirectly by the individual or immediate family members residing in the same household and shares underlying deferred share units granted under our Deferred Compensation Plan for Non-Employee Directors. Unvested RSUs and PSUs, unexercised stock options, and equity-based awards settled in cash are not counted toward the ownership requirement.
Compliance with the minimum stock ownership requirement is determined annually on December 31. Once an individual meets the ownership requirement, any subsequent decrease in the share price will not impact compliance prior to the next valuation date. If an individual fails to satisfy the ownership requirement, they are required to retain an amount equal to 50% of the net shares of our common stock (i.e., shares remaining after the payment of tax withholding obligations and, if applicable, the exercise price with respect to an equity award) resulting from the settlement of RSU awards or the exercise of stock options. Individuals are required to meet these ownership requirements within five years of the later of (i) January 1, 2022 (the date the guidelines became effective) or (ii) becoming an NEO or non-employee member of our Board of Directors, as applicable.
In addition, if stockholders approve the 2024 Plan Proposal, upon the exercise of options or SARs granted to our CEO under the 2024 Plan, any net shares received will be subject to a post-exercise holding period until the earlier of twelve (12) months from the date of exercise or the CEO’s termination of employment for any reason (including due to retirement).
Change in Control
Match Group believes that providing our NEOs with change in control protection is important in allowing NEOs to fully value the forward-looking elements of their compensation packages, and therefore limit retention risk during uncertain times. The terms of equity awards granted to our NEOs generally include a “double-trigger” change in control provision, as provided for under the Match Group, Inc. 2015 Stock and Annual Incentive Plan (as amended, the “2015 Plan”), the Match Group, Inc. Amended and Restated 2017 Stock and Annual Incentive Plan (as amended, the “2017 Plan”) and the Match Group, Inc. 2020 Stock and Annual Incentive Plan (the “2020 Plan”), which provides for the acceleration of the vesting of outstanding equity awards in connection with a change in control of Match Group, but only when the NEO experiences an involuntary termination of employment without cause or the NEO resigns for good reason, in each case during the two-year period following such change in control.
In addition, the terms of Mr. Kim's employment agreement provide for certain enhanced payments and benefits in connection with a change in control of Match Group upon the occurrence of certain other additional triggers as further described below under Executive Compensation—Estimated Potential Payments Upon Termination or Change in Control—Amounts and Benefits Payable in Connection With a Change in Control—Mr. Kim.
The Committee believes that providing benefits in these circumstances will assist in the retention of our NEOs through a change in control transaction. We do not provide any tax reimbursement or gross-up if a change in control triggers excise tax under Section 4999 of the Code of the Internal Revenue Code. Estimated payments to our NEOs in the event of a change in control are described below under Executive Compensation—Estimated Potential Payments Upon Termination or Change in Control.
Severance
We generally provide our NEOs with some amount of salary and health benefits continuation and the acceleration of the vesting of some equity awards in the event of an involuntary termination of employment. Except as described below under Executive Compensation—Estimated Potential Payments Upon Termination or Change in Control, the Company generally does not provide for the acceleration of the vesting of equity awards in the event a NEO voluntarily resigns from the Company.
Other Compensation
Under limited circumstances, certain Match Group executive officers have received non-cash and non-equity compensatory benefits. The value of these benefits, if applicable, is reported under the All Other Compensation column of the 2023 Summary Compensation Table included in the Executive Compensation section of this proxy statement pursuant to applicable rules. Match Group NEOs do not participate in any deferred compensation or retirement program other than the Company’s Section 401(k) retirement savings plan, which includes matching contributions from the Company on a dollar for dollar basis up to $10,000 per year.
Tax Deductibility
Effective for taxable years beginning after December 31, 2017, compensation in excess of $1 million paid to our current NEOs and certain former named executive officers is generally not tax deductible. The Committee reserves the right to pay compensation that is not fully tax deductible if it determines that such compensation is consistent with the Company’s best interests.
COMPENSATION COMMITTEE REPORT
The Compensation and Human Resources Committee has reviewed the Compensation Discussion and Analysis and discussed it with Company management. In reliance on its review and the discussions referred to above, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in Match Group’s 2023 Annual Report on Form 10-K and this proxy statement.
Members of the Compensation and Human Resources Committee
Ann L. McDaniel (Chairperson)
Melissa Brenner
Pamela S. Seymon
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The membership of the Compensation and Human Resources Committee during 2023 consisted of Mmes. Brenner, McDaniel (Chair) and Seymon. None of them has been an officer or employee of Match Group at any time during their respective service on the committee.

EXECUTIVE COMPENSATION
Overview
This Executive Compensation section of this proxy statement sets forth certain information regarding total compensation earned by our named executive officers for our fiscal year ended December 31, 2023, as well as Match Group awards granted to our named executive officers in 2023, Match Group equity awards held by our named executive officers on December 31, 2023, and the dollar value realized by our named executive officers upon the vesting and exercise of Match Group equity awards during 2023.
2023 Summary Compensation Table
The following table sets forth information concerning the compensation paid to each of our named executive officers for our fiscal year ended December 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total
Bernard Kim	2023	$1,000,000	$1,860,000	$13,210,272	$10,000	$16,080,272
Chief Executive Officer	2022	$553,846	$2,000,000	$21,307,365	$60,000	$23,921,211
Gary Swidler	2023	$675,000	$1,255,500	$11,053,195	$10,000	$12,993,695
President and CFO (since Jan. '23)	2022	$675,000	$2,000,000	$20,992,633	$10,000	$23,677,633
COO and CFO (until Jan. '23)	2021	$675,000	$2,000,000	$12,682,669	$10,000	$15,367,669
Jared F. Sine(3)	2023	$500,000	$465,000	$6,028,980	$10,000	$7,003,980
Chief Bus. Affairs & Legal Officer	2022	$500,000	$425,000	$7,630,840	$10,000	$8,565,840
	2021	$500,000	$900,000	$15,583,744	$10,000	$16,993,744
Philip Eigenmann	2023	$400,000	$225,000	$492,989	$10,000	$1,127,989
Chief Accounting Officer	2022	$400,000	$205,000	$677,868	$10,000	$1,292,868
	2021	$300,000	$240,000	$345,721	$10,000	$895,721
______________________
(1)    Reflects the aggregate grant date fair value of Match Group RSU and PSU awards, computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, excluding the effect of estimated forfeitures. The grant date fair value of PSU awards granted in 2023 is reflected based upon the probable outcome of the performance conditions associated with such PSU awards as of the grant date and is calculated using a lattice model that incorporates a Monte Carlo simulation, using the following assumptions: expected volatility (54.58%), risk-free interest rate (4.49%) and expected term (3.00 years). See the discussion under Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentives—2023 PSU Awards above for additional information regarding the performance conditions associated with the PSUs granted in 2023. The table below provides the grant date fair value of PSU awards granted to our named executive officers in 2023 assuming that the highest level of performance conditions will be achieved. Mr. Eigenmann did not receive a PSU award in 2023.

Name	Grant Date	Maximum Grant Date Fair Value of PSUs Granted in 2023
Bernard Kim	3/1/23	$13,504,545
Gary Swidler	3/1/23	$10,610,728
Jared F. Sine	3/1/23	$5,787,636
(2)    Other compensation in 2023 includes 401(k) matching contributions made by the Company for all named executive officers in all relevant periods.
(3)    Mr. Sine resigned from the Company, effective March 11, 2024.

Grants of Plan-Based Awards in 2023
The table below provides information regarding Match Group RSU and PSU awards granted to our named executive officers in 2023. The grant date fair value of the RSU awards is calculated by multiplying the number of RSUs by the closing market price of Match Group common stock on the grant date. The grant date fair value of the PSU awards is calculated using a Monte Carlo simulation to reflect the probable outcome of the performance conditions associated with such PSU awards as of the grant date, incorporating the assumptions described above under Executive Compensation—2023 Summary Compensation Table.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
			Threshold (#)	Target (#)	Maximum (#)
Bernard Kim	3/1/23(1)	2/24/23	—	—	—	123,609	$5,144,607
	3/1/23(2)	2/24/23	43,263	144,210	324,472	—	$8,065,665
Gary Swidler	3/1/23(1)	2/23/23	—	—	—	113,308	$4,715,879
	3/1/23(2)	2/23/23	33,992	113,308	254,943	—	$6,337,316
Jared F. Sine	3/1/23(1)	2/23/23	—	—	—	61,804	$2,572,282
	3/1/23(2)	2/23/23	18,541	61,804	139,059	—	$3,456,698
Philip Eigenmann	3/1/23(3)	2/23/23	—	—	—	11,845	$492,989
______________________
(1)    Represents RSUs that vest in three equal installments on each of the first, second and third anniversaries of the grant date, subject to continued service.
(2)    Represents PSUs that vest on the third anniversary of the grant date, subject to continued service and the achievement of specified performance conditions. See the discussion under Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentives—2023 PSU Awards above for additional information regarding the performance conditions associated with these PSUs.
(3)    Represents RSUs that vest 1/3 on the first anniversary of the grant date and 1/12 every three months thereafter, subject to continued service.

Outstanding Equity Awards at 2023 Fiscal Year-End
The table below provides information regarding Match Group stock options, RSUs and PSUs, as applicable, held by our named executive officers on December 31, 2023. The market value of Match Group RSU and PSU awards is based on the closing market price of Match Group common stock ($36.50) on December 29, 2023, the last business day of 2023.

		Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bernard Kim	6/1/22	—	—	—	61,932(1)	$2,260,518	35,832(2)	$1,307,868
	3/1/23	—	—	—	123,609(3)	$4,511,729	43,263(4)	$1,579,100
Gary Swidler	9/17/15	30,857	$14.2162	9/17/25	—	—	—	—
	2/9/17	102,559	$16.4813	2/9/27	—	—	—	—
	2/22/18	108,608	$37.7136	2/22/28	—	—	—	—
	6/30/20	10,792(5)	$20.9839	12/1/26	—	—	—	—
	2/19/21	—	—	—	—	—	59,500(6)	$2,171,750
	3/1/22	—	—	—	—	—	13,155(2)	$480,158
	7/1/22	—	—	—	41,413(7)	$1,511,575	16,565(8)	$604,623
	3/1/23	—	—	—	113,308(3)	$4,135,742	33,992(4)	$1,240,708
Jared F. Sine	2/9/17	27,152	$16.4814	2/9/27	—	—	—	—
	2/19/21	—	—	—	5,509(7)	$201,079	49,583(6)	$1,809,780
	3/2/21	—	—	—	32,883(9)	$1,200,230	—	—
	3/1/22	—	—	—	17,540(1)	$640,210	7,893(2)	$288,095
	3/1/23	—	—	—	61,804(3)	$2,255,846	18,541(4)	$676,747
Philip Eigenmann	2/9/17	11,133	$16.4819	2/9/27	—	—	—	—
	11/7/17	10,861	$24.7680	11/7/27	—	—	—	—
	2/19/21	—	—	—	1,074(10)	$39,201	—	—
	3/1/22	—	—	—	3,069(11)	$112,019	—	—
	3/1/23	—	—	—	11,845(12)	$432,343	—	—
______________________
(1)    Represents Match Group RSUs that vest in two equal installments on each of the second and third anniversaries of the grant date, subject to continued service.
(2)    Represents Match Group PSUs that vest on the third anniversary of the grant date, subject to continued service and the achievement of specified performance conditions based on Match Group’s rTSR percentile rank among the Nasdaq-100 index composite companies over the three-year period ending on the third anniversary of the grant date. The number of PSUs outstanding on December 31, 2023 reflects the number of PSUs that would be earned if the threshold level of performance is achieved.
(3)    Represents Match Group RSUs that vest in three equal installments on each of the first, second and third anniversaries of the grant date, subject to continued service.
(4)    Represents Match Group PSUs that vest on the third anniversary of the grant date, subject to continued service and the achievement of specified performance conditions. See the discussion under Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentives—2023 PSU Awards above for additional information regarding the performance conditions associated with these PSUs. The number of PSUs outstanding on December 31, 2023 reflects the number of PSUs that would be earned if the threshold level of performance is achieved.
(5)    Represents Match Group stock options that were issued in respect of Former IAC stock options in connection with the transactions effected to separate Match Group from IAC in June 2020 (the "Separation").

(6)    Represents Match Group PSUs that vest in two equal installments on each of third and fourth anniversaries of the grant date, subject to continued service and the achievement of specified performance conditions based on the percentage growth of Match Group’s stock price relative to the percentage stock price growth of the median company within the Nasdaq-100 stock market index over the applicable vesting period. The number of PSUs outstanding on December 31, 2023 reflects the number of PSUs that would be earned if the target level of performance is achieved. These PSUs do not contain a threshold or minimum performance target.
(7)    Represents Match Group RSUs that vest on the third anniversary of the grant date, subject to continued service.
(8)    Represents Match Group PSUs that vest on June 1, 2025, subject to continued service and the achievement of specified performance conditions based on Match Group’s rTSR percentile rank among the Nasdaq-100 index composite companies over the three-year period ending on June 1, 2025. The number of PSUs outstanding on December 31, 2023 reflects the number of PSUs that would be earned if the threshold level of performance is achieved.
(9)    Represents Match Group RSUs that vest on the third anniversary of the grant date, subject to continued service. As of December 31, 2023, the vesting of these RSUs could be accelerated if (i) Mr. Sine terminated his employment for any reason at any time and (ii) on or before the date of termination, the Board approved a non-interim successor of Mr. Sine.
(10)    Represents Match Group RSUs that vest in two equal installments on each of the third and fourth anniversaries of the grant date, subject to continued service.
(11)    Represents Match Group RSUs that vest on the second anniversary of the grant date, subject to continued service.
(12)    Represents RSUs that vest 1/3 on the first anniversary of the grant date and 1/12 every three months thereafter, subject to continued service.
2023 Option Exercises and Stock Vested
The table below provides information regarding the number of shares acquired by our named executive officers upon the exercise of Match Group stock options and the vesting of Match Group RSUs in 2023, and the related value realized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Bernard Kim	—	—	30,967	$1,068,362
Gary Swidler	—	—	—	—
Jared F. Sine	—	—	36,743	$1,583,713
Philip Eigenmann	—	—	5,459	$231,391
______________________
(1)    Consistent with the Company’s policy for determining taxable compensation upon the vesting of RSUs, the value realized on vesting of RSUs is calculated by multiplying the number of shares acquired on vesting by the closing market price of the Company’s common stock on the last market date immediately preceding the vesting date.
Estimated Potential Payments Upon Termination or Change in Control
Certain of our employment agreements, equity award agreements and/or omnibus stock and annual incentive plans entitle our named executive officers to certain payments and benefits upon certain terminations of employment (including certain terminations during specified periods following a change in control of Match Group).
Amounts and Benefits Payable Upon a Qualifying Termination
Upon a termination of the named executive officer’s employment by the Company without cause (other than by reason of death or disability) or the named executive officer’s resignation for good reason (a “Qualifying Termination”) as of December 31, 2023, pursuant to the terms of such named executive officer’s employment agreement in effect at the time, and subject to the execution and non-revocation of a release and compliance with customary post-termination covenants as further described below, each of Messrs. Kim, Swidler and Sine would have been entitled to:
•salary continuation for 12 months from the date of such Qualifying Termination payable in biweekly installments, subject, in the case of Messrs. Swidler and Sine, to offset for any amounts earned from other employment;
•in the case of Mr. Kim, payment in a lump sum of an amount equal to the sum of (i) his annual target bonus amount and (ii) any accrued but unpaid annual bonus for the year prior to termination;
•accelerated vesting of the portion of any outstanding and unvested equity awards that would have vested through (i) the second anniversary of such Qualifying Termination in the case of Mr. Kim and (ii) the first anniversary of the date of such Qualifying Termination in the case of Messrs. Swidler and Sine, provided in each case that any equity awards that are subject to outstanding unsatisfied performance conditions shall vest only to the extent that, and at such time as, such performance conditions are satisfied during such post-termination periods; and
•continued coverage under the Company’s group health plan or monthly payments necessary to cover the full premiums for continued coverage under the Company’s plan through COBRA, which payments will be grossed up for applicable taxes, for up to 12 months following the date of such Qualifying Termination (but ceasing once equivalent employer-paid coverage is otherwise available to the named executive officer).
Pursuant to their respective employment agreements in effect on December 31, 2023, each of Messrs. Kim, Swidler and Sine is bound by covenants not to compete with Match Group and not to solicit Match Group’s employees or business partners during the term of the executive’s employment and for 18 months thereafter in the case of Mr. Kim, and 12 months thereafter in the case of Messrs. Swidler and Sine. Each of Messrs. Kim, Swidler and Sine has also agreed not to use or disclose any confidential information of Match Group or its affiliates and to be bound by customary covenants relating to proprietary rights and the related assignment of such rights.
Amounts and Benefits Payable Upon a Termination Due to Death or Disability
Upon a termination of employment due to death or disability, pursuant to their respective employment agreements in effect on December 31, 2023, each of Messrs. Kim, Swidler and Sine (or their designated beneficiaries) would be entitled to payment in a lump sum of base salary through the end of the month in which such termination occurs. Additionally, upon a termination due to death, the portion of any outstanding and unvested Match Group equity awards that would have vested through the first anniversary of the date of such termination would vest, provided that any equity awards that are subject to outstanding unsatisfied performance conditions shall vest only to the extent that, and at such time as, such performance conditions are satisfied during such one-year period.
Amounts and Benefits Payable in Connection With a Change in Control
General. There are no arrangements with the named executive officers that provide for payments solely upon a change in control of Match Group.
Mr. Kim. Upon a Qualifying Termination on December 31, 2023 that occurred during the one-year period following a change in control of Match Group, in accordance with the 2015 Plan and 2017 Plan, the vesting of all then outstanding and unvested Match Group equity awards which were also outstanding as of the date of such change in control held by Mr. Kim would have been accelerated, including any equity awards that are subject to outstanding unsatisfied performance conditions which would be deemed earned at the target level of performance. In addition, subject to the execution and non-revocation of a release and compliance with the post-termination covenants described above under —Amounts and Benefits Payable Upon a Qualifying Termination, pursuant to the terms of his employment agreement in effect on December 31, 2023, Mr. Kim would have been entitled to the following benefits:
•salary continuation for 18 months from the date of such Qualifying Termination payable in biweekly installments;
•payment in a lump sum of an amount equal to the sum of (i) 1.5 times his annual target bonus amount and (ii) any accrued but unpaid annual bonus for the year prior to termination;
•any equity awards that are subject to outstanding unsatisfied performance conditions shall be deemed earned at the greater of target and actual performance as of the date of such change in control; and
•continued coverage under the Company’s group health plan or monthly payments necessary to cover the full premiums for continued coverage under the Company’s plan through COBRA, which payments will be grossed up for applicable taxes, for up to 18 months following the date of such Qualifying Termination (but ceasing once equivalent employer-paid coverage is otherwise available to Mr. Kim).
Upon a Qualifying Termination on December 31, 2023 that occurred more than one year following a change in control of Match Group but during the two-year period following such change in control, in accordance with the 2015 Plan and 2017 Plan, the vesting of all then outstanding and unvested Match Group equity awards which were also outstanding as of the date of such change in control held by Mr. Kim would have been accelerated, including any equity awards that are subject to outstanding unsatisfied performance conditions which would be deemed earned at the target level of performance. In addition, pursuant to his employment agreement in effect on December 31, 2023, Mr. Kim would have been entitled to receive the amounts set forth above under —Amounts and Benefits Payable Upon a Qualifying Termination.

Further, pursuant to the terms of Mr. Kim's employment agreement in effect on December 31, 2023, in the event of a change in control of Match Group in which the successor or acquiring company fails to either (i) assume Mr. Kim's outstanding equity awards or (ii) substitute such awards with similar awards, then any performance metrics applicable to any such awards would be deemed satisfied at the greater of target and actual performance and all outstanding equity awards held by Mr. Kim would vest immediately prior to such change in control.
Other NEOs. Upon a Qualifying Termination on December 31, 2023 that occurred during the two-year period following a change in control of Match Group, in accordance with the 2015 Plan and the 2017 Plan, the vesting of all then outstanding and unvested Match Group equity awards which were also outstanding as of the date of such change in control held by each of Messrs. Swidler, Sine and Eigenmann would have been accelerated, including any equity awards that are subject to outstanding unsatisfied performance conditions which would be deemed earned at the target level of performance. In addition, pursuant to their respective employment agreements in effect on December 31, 2023, each of Messrs. Swidler and Sine would have been entitled to receive the amounts set forth above under —Amounts and Benefits Payable Upon a Qualifying Termination.
Additional Amounts and Other Amounts and Benefits Payable to Chief Business Affairs and Legal Officer Upon Termination
Pursuant to the terms of Mr. Sine’s March 2021 RSU award in effect on December 31, 2023, if (i) Mr. Sine terminated his employment for any reason at any time and (ii) on or before the date of his termination, the Board approved a non-interim successor of Mr. Sine, the vesting of such RSUs would have been accelerated on the date of his termination. The market value of the RSUs that would have vested upon the occurrence of such an event, assuming a termination date of December 29, 2023 (the last business day of 2023), was $1,200,230 based on the number of RSUs outstanding and the closing price of Match Group common stock ($36.50) on December 29, 2023.

Potential Payments Upon Termination or Change in Control Table
The amounts that would have become payable to our named executive officers upon the events described above, assuming a termination and, if applicable, change in control date of December 29, 2023 (the last business day of 2023), are described and quantified in the table below. These amounts, which, except for the gross-up relating to COBRA benefits, exclude the effect of any applicable taxes, are based on the named executive officer’s base salary, target annual bonus amount, the number of Match Group equity awards outstanding, and the closing price of Match Group common stock ($36.50), on December 29, 2023.

Name and Benefit	Qualifying Termination	Qualifying Termination During the One Year Period Following a Change in Control of Match Group	Qualifying Termination During the Two Year Period Following a Change in Control of Match Group(1)	Death	Change in Control without Assumption or Substitution of Awards
Bernard Kim
Continued salary	$1,000,000	$1,500,000	$1,000,000	—	—
Bonus payment	$2,000,000	$3,000,000	$2,000,000	—	—
Continued health coverage(2)	$48,987	$72,538	$48,987	—	—
Market value of Match Group RSUs that would vest(3)	$5,268,337	$6,772,247	$6,772,247	$2,634,169	$6,772,247
Market value of Match Group PSUs that would vest(4)	—	$9,623,298	$9,623,298	—	$9,623,298
Total estimated incremental value	$8,317,324	$20,968,083	$19,444,532	$2,634,169	$16,395,545
Gary Swidler
Continued salary	$675,000	$675,000	$675,000	—	—
Continued health coverage(2)	$54,137	$54,137	$54,137	—	—
Market value of Match Group RSUs that would vest(3)	$1,378,605	$5,647,317	$5,647,317	$1,378,605	—
Market value of Match Group PSUs that would vest(4)	—	$9,923,511	$9,923,511	—	—
Total estimated incremental value	$2,107,742	$16,299,965	$16,299,965	$1,378,605	—
Jared F. Sine
Continued salary	$500,000	$500,000	$500,000	—	—
Continued health coverage(2)	$41,863	$41,863	$41,863	—	—
Market value of Match Group RSUs that would vest(3)	$2,473,386	$4,297,364	$4,297,364	$2,473,386	—
Market value of Match Group PSUs that would vest(4)	—	$5,025,977	$5,025,977	—	—
Total estimated incremental value	$3,015,249	$9,865,204	$9,865,204	$2,473,386	—
Philip Eigenmann
Market value of Match Group RSUs that would vest(3)	—	$583,562	$583,562	—	—
Total estimated incremental value	—	$583,562	$583,562	—	—
______________________
(1)    With respect to Mr. Kim, amounts in this column represent the amounts that would have become payable in the event of a Qualifying Termination that occurs more than one year and less than two years following a change in control of Match Group.
(2)    Represents the total payments necessary to cover the full premiums for continued coverage under the Company’s medical and dental plans through COBRA for (i) 18 months in the case of Mr. Kim in the event of a Qualifying Termination during the one-year period following a change in control of Match Group and (ii) 12 months for all other applicable NEOs and events, in each case grossed up for applicable taxes. For Messrs. Kim and Sine, the COBRA rates reflect the named executive officer’s coverage level elections as of December 29, 2023. Mr. Swidler had not elected to participate in Company healthcare coverage as of December 29, 2023, therefore the amount indicated represents the COBRA rates that would apply if he had elected the highest levels of coverage as of such date.
(3)    Represents the closing price of Match Group common stock ($36.50) on December 29, 2023, multiplied by the number of RSUs accelerated upon the occurrence of the relevant event.

(4)    Represents the closing price of Match Group common stock ($36.50) on December 29, 2023, multiplied by the number of PSUs accelerated upon the occurrence of the relevant event. The number of PSUs accelerated upon the occurrence of (i) a Qualifying Termination during each of the one-year and two-year periods following a change in control of Match Group and (ii) a change in control of Match Group in which the successor or acquiring company fails to either (a) assume Mr. Kim's outstanding equity awards or (b) substitute such awards with similar awards, is reflected as the number of PSUs that would be earned assuming the target level of performance is achieved. The number of PSUs accelerated upon the occurrence of all other applicable events is reflected as the number of PSUs that would be earned based on the level of performance on December 29, 2023 assuming December 29, 2023 is the end of the applicable performance period.
CEO Pay Ratio
In accordance with Item 402(u) under Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”), we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our Chief Executive Officer, Bernard Kim. The pay ratio disclosure set forth below is a reasonable estimate calculated in a manner consistent with applicable SEC rules.
For the fiscal year ended December 31, 2023: (i) the estimated median of the annual total compensation of all Match Group employees (other than Mr. Kim) was approximately $139,011, (ii) Mr. Kim's annual total compensation, as reported under Executive Compensation—2023 Summary Compensation Table, was $16,080,272, and (iii) the ratio of annual total compensation of Mr. Kim to the median of the annual total compensation of our other employees was 116 to 1.
In making the determinations above, we first identified our total number of employees as of December 31, 2023 (2,612 in total, 1,571 of which were located in the United States and 1,041 of which were collectively located in various jurisdictions outside of the United States). We then excluded employees located in the following jurisdictions outside of the United States, which together comprise less than 5% of our total employees: Australia (5 employees), Brazil (24 employees), China (1 employee), Egypt (2 employees), Germany (9 employees), India (10 employees), Italy (1 employee), Mexico (8 employees), Singapore (21 employees), Spain (6 employees), Sweden (1 employee), Thailand (1 employee), Türkiye (1 employee) and Vietnam (1 employee). After excluding employees in these jurisdictions, our pay ratio calculation included 2,521 of our total 2,612 employees.
To identify our median employee from this employee population, as permitted by SEC rules, we selected base pay in 2023 as our consistently applied compensation measure, which we then compared across the applicable employee population. We annualized the compensation of permanent employees who were hired in 2023 but did not work for us for the entire year. After we identified the median employee, we determined such employee’s annual total compensation in the same manner as we determined Mr. Kim's total compensation disclosed under Executive Compensation—2023 Summary Compensation Table.
Equity Compensation Plan Information
Securities Authorized for Issuance Under Equity Compensation Plans. The following table summarizes information, as of December 31, 2023, regarding Match Group equity compensation plans pursuant to which grants of Match Group equity awards or other rights to acquire shares of Match Group common stock may be made from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (A)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C)
Equity compensation plans approved by security holders(1)	14,854,130	(2)	$20.82	(3)	22,878,529	(4)
Equity compensation plans not approved by security holders	—		$—		—
Total	14,854,130	(2)	$20.82	(3)	22,878,529	(4)
______________________
(1)    Consists of the 2015 Plan, the 2017 Plan, the 2020 Plan and the Match Group, Inc. 2021 Global Employee Stock Purchase Plan (the “ESPP”).
(2)    Includes an aggregate of: (i) up to 11,736,788 shares issuable upon the vesting of Match Group RSUs and PSUs and reflects the maximum number of PSUs that would vest if the highest level of performance conditions is achieved, (ii) 3,113,166 shares issuable upon the exercise of outstanding Match Group stock options and (iii) 4,176 shares issuable pursuant to deferred share units accrued under the 2020 Match Group, Inc. Deferred Compensation Plan for Non-Employee Directors (the "Director Deferred Compensation Plan"), in each case, as of December 31, 2023.
(3)    Excludes RSUs, PSUs and deferred share units as no exercise price is associated with such units.
(4)    Includes 2,567,771 shares remaining available for issuance under the ESPP and an aggregate of 20,310,758 shares remaining available for issuance under the 2015 and 2017 Plans, assuming the maximum number of PSUs that would vest if the highest level of performance conditions is achieved, in each case, as of December 31, 2023. Shares issued pursuant to deferred share units are issued pursuant to the 2017 Plan. The number of shares subject to outstanding purchase rights under the ESPP is indeterminable as of December 31, 2023 as the purchase price and corresponding number of shares to be purchased is unknown until the end of each purchase period.
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K under the Securities Act, we are providing the following information about the relationship between "compensation actually paid" ("CAP") to our CEOs, or principal executive officers ("PEOs") (Amanda Ginsberg from December 2017 until March 2020, identified below as "PEO 1", Sharmistha Dubey from March 2020 until May 2022, identified below as "PEO 2", and Bernard Kim since May 2022, identified below as "PEO 3"), and our other NEOs, and certain financial performance of the Company. For further information concerning the Company’s performance-based approach to executive compensation and how the Company aligns executive compensation with the Company’s performance, refer to Compensation Discussion and Analysis—Philosophy and Objectives above.

Year	Summary Compensation Table ("SCT") Total for PEO 1(1)	SCT Total for PEO 2(1)	SCT Total for PEO 3(1)	Compensation Actually Paid to PEO 1(2)(3)	Compensation Actually Paid to PEO 2(3)(4)	Compensation Actually Paid to PEO 3(3)(5)	Average SCT Total for Non-PEO NEOs(6)	Average Compensation Actually Paid to Non-PEO NEOs(3)(7)	Value of Initial Fixed $100 Investment Based On:		Net Income (in thousands)	Adjusted Operating Income (in thousands)(9)
									Total Shareholder Return ("TSR")	Peer Group TSR(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
2023	—	—	$16,080,272	—	—	$7,826,909	$7,041,888	$3,983,355	$44	$220	$651,472	$1,258,533
2022	—	$23,016,375	$23,921,211	—	$(17,274,848)	$9,915,322	$11,178,780	$(3,540,359)	$51	$132	$359,919	$1,128,736
2021	—	$25,397,675	—	—	$13,576,838	—	$11,085,711	$7,416,614	$161	$201	$276,554	$1,068,456
2020	$132,951	$13,705,132	—	$30,907,303	$43,934,291	—	$4,397,081	$14,883,063	$184	$147	$221,609	$896,779
______________________
(1)    The dollar amounts reported in columns (b), (c) and (d) are the amounts of total compensation reported for each PEO for each corresponding year in the "Total" column of the SCT.
(2)    The dollar amount reported in column (e) represents the CAP for Ms. Ginsberg, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amount does not reflect the actual amount of compensation earned by or paid to Ms. Ginsberg during the applicable year.
(3)    All valuations of equity awards were estimated using assumptions and methodologies substantially consistent with those used at grant and in accordance with the principles in FASB ASC Topic 718, Compensation – Stock Compensation. The fair value of Match Group PSU awards is reflected based upon the probable outcome of the performance conditions associated with such PSU awards as of the valuation date. Consistent with the Company’s policy for determining taxable compensation upon the vesting of RSUs, the value on vesting of RSUs is calculated by multiplying the number of shares acquired on vesting by the closing market price of the Company’s common stock on the last market date immediately preceding the vesting date.
(4)    The dollar amounts reported in column (f) represent the CAP for Ms. Dubey, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Ms. Dubey during the applicable year.
(5)    The dollar amounts reported in column (g) represent the CAP for Mr. Kim, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Kim during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Kim's total compensation for 2023 to determine CAP:

Reported SCT Total	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid
$16,080,272	$(13,210,272)	$4,956,909	$7,826,909
(a)    The reported value of equity awards represents the grant date fair value of equity awards as reported in the “Stock Awards” column of the SCT for 2023.

(b)    The equity award adjustments include the addition (or subtraction, as applicable) of the following, if applicable: (i) the year-end fair value of any equity awards granted in 2023 that were outstanding and unvested as of the end of 2023; (ii) the amount of change in fair value as of the end of 2023 (from the end of the prior fiscal year) of any awards granted in prior years that were outstanding and unvested as of the end of 2023; (iii) for awards that were granted and vested in 2023, the fair value as of the vesting date; (iv) for awards granted in prior years that vested in 2023, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); (v) for awards granted in prior years that were determined to fail to meet the applicable vesting conditions during 2023, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in 2023 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for 2023. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year End Fair Value of Equity Awards Granted During the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Same Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
$8,353,483	$(3,289,119)	—	$(107,455)	—	—	$4,956,909
(6)    The dollar amounts reported in column (h) are the averages of the amounts of total compensation reported for the Company’s NEOs as a group, excluding any PEOs serving during each year (the "Non-PEO NEOs"), in the “Total” column of the SCT for each corresponding year. The Non-PEO NEOs included in each year for purposes of calculating the average amounts are Gary Swidler, Jared F. Sine and Philip Eigenmann.
(7)    The dollar amounts reported in column (i) represent the average CAP of the Non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-PEO NEOs as a group for 2023 to determine CAP:

Average Reported SCT Total for Non-PEO NEOs	Average Reported Value of Equity Awards(a)	Average Equity Award Adjustments(b)	Average Compensation Actually Paid to Non-PEO NEOs*
$7,041,888	$(5,858,388)	$2,799,855	$3,983,355
*    Amounts may not total due to rounding
(a)    The average reported value of equity awards represents the average grant date fair value of equity awards granted to the Non-PEO NEOs as reported in the “Stock Awards” column of the SCT for 2023.
(b)    The equity award adjustments include the addition (or subtraction, as applicable) of the following, if applicable: (i) the year-end fair value of any equity awards granted in 2023 that were outstanding and unvested as of the end of 2023; (ii) the amount of change in fair value as of the end of 2023 (from the end of the prior fiscal year) of any awards granted in prior years that were outstanding and unvested as of the end of 2023; (iii) for awards that were granted and vested in 2023, the fair value as of the vesting date; (iv) for awards granted in prior years that vested in 2023, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); (v) for awards granted in prior years that were determined to fail to meet the applicable vesting conditions during 2023, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in 2023 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for 2023. The amounts deducted or added in calculating the equity award adjustments are as follows:

Average Year End Fair Value of Equity Awards Granted During the Year	Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Same Year	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Average Total Equity Award Adjustments*
$3,829,638	$(1,051,954)	—	$22,171	—	—	$2,799,855
*    Amounts may not total due to rounding

(8)    The peer group used for this purpose is the Russell 1000 Technology Index.
(9)    Adjusted Operating Income is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, as applicable.
Financial Performance Measures
As described in greater detail in Compensation Discussion and Analysis above, the Company’s executive compensation program reflects a performance-based approach. The financial performance measures used by the Company to link the CAP of the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are as follows:
•Adjusted Operating Income
•Revenue
•3-year relative TSR percentile ranking among Nasdaq-100 index composite companies
Analysis of Information Presented in the Pay versus Performance Table
As described in more detail in Compensation Discussion and Analysis above, the Company’s executive compensation program reflects a performance-based approach. While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K under the Securities Act) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following graphs depicting the relationships between information presented in the Pay versus Performance table. For purposes of the charts below, we have combined the CAP of the PEO serving as of the end of each year (Ms. Dubey in 2020 and 2021 and Mr. Kim in 2022 and 2023) with the CAP of any other PEO that served in that role during each such year (Ms. Ginsberg in 2020 and Ms. Dubey in 2022).

Company TSR vs. Peer Group TSR
Cumulative TSR
$250
$200
$150
$100
$50
$—
2019
2020
2021
2022
2023
$100
$184
$147
$201
$161
$132
$51
$220
$44
Company TSR
Peer Group TSR

DIRECTOR COMPENSATION
Non-Employee Director Compensation Arrangements. The Compensation and Human Resources Committee of the Board has primary responsibility for establishing non-employee director compensation arrangements. In setting director compensation, the Compensation and Human Resources Committee is guided by the following principles:
•compensation should fairly pay directors for work required consistent with a company of Match Group’s size and scope;
•compensation should align directors’ interests with the long-term interests of stockholders; and
•the structure of the compensation program should be simple, transparent and easy for stockholders to understand.
Arrangements in effect during 2023 provided that: (i) each non-employee member of the Board receive an annual retainer fee in the amount of $50,000, (ii) the Chairperson of the Board receive an additional annual retainer fee in the amount of $80,000, (iii) each member of the Audit, Compensation and Human Resources, and the Nominating and Corporate Governance Committees (including their respective Chairpersons) receive an additional annual retainer fee in the amount of $10,000, $5,000 and $5,000, respectively, and (iv) the Chairpersons of each of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees receive an additional annual Chairperson retainer fee in the amount of $20,000, $20,000 and $15,000, respectively, with all amounts being paid quarterly, in arrears.
In addition, these arrangements also provided that each non-employee director receive an award of Match Group RSUs with a dollar value of $250,000 (based on the closing price of Match Group’s common stock on the grant date) upon their initial election or appointment to the Board and annually thereafter on the date of Match Group’s annual meeting of stockholders (unless such non-employee director does not serve as a director of Match Group following such annual meeting of stockholders). The terms of these RSU awards provide for: (i) beginning with awards granted in 2022, vesting in full on the first anniversary of the grant date, (ii) cancellation and forfeiture of unvested RSUs in their entirety upon termination of service to Match Group and its subsidiaries and (iii) full acceleration of vesting upon a change in control of Match Group (“Director RSU Award”). Match Group also reimburses non-employee directors for all reasonable expenses incurred in connection with attendance at Board and Board committee meetings.
Deferred Compensation Plan for Non-Employee Directors. Under the Director Deferred Compensation Plan, non-employee directors may defer all or a portion of their Board and Board committee retainer fees. Eligible directors who defer all or any portion of these fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of Match Group common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on Match Group common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director leaves the Board, they will receive: (i) with respect to share units, the number of shares of Match Group common stock represented by such share units, and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments are made in one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election, and otherwise in accordance with the plan.
2023 Non-Employee Director Compensation. The table below sets forth information concerning the compensation paid to each of our non-employee directors for services performed during 2023. Ms. Jones and Mr. Rascoff did not serve as non-employee directors during 2023.

	Fees Earned
Name	Fees Paid in Cash	Fees Deferred(1)	Stock Awards(2)	Total
Stephen Bailey	$60,000	—	$249,973	$309,973
Melissa Brenner	$55,000	—	$249,973	$304,973
Sharmistha Dubey	$50,000	—	$249,973	$299,973
Ann L. McDaniel	$80,000	—	$249,973	$329,973
Thomas J. McInerney	$140,000	—	$249,973	$389,973
Wendi Murdoch	$35,000	$35,000	$249,973	$319,973
Glenn H. Schiffman	—	$50,000	$249,973	$299,973
Pamela S. Seymon	$55,000	—	$249,973	$304,973
Alan G. Spoon	$85,000	—	$249,973	$334,973
______________________
(1)    Represents the dollar value of fees deferred in the form of share units by the respective director under the Director Deferred Compensation Plan.
(2)    Reflects the grant date fair value of Director RSU Awards, computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, excluding the effect of estimated forfeitures. The grant date fair value of the Director RSU Awards is calculated by multiplying the number of RSUs by the closing market price of Match Group common stock on the grant date. As of December 31, 2023, our non-employee directors serving as of such date held the following number of RSUs in the aggregate:

Name	Outstanding RSUs (#)
Stephen Bailey	6,673
Melissa Brenner	6,673
Sharmistha Dubey	11,597
Ann L. McDaniel	6,673
Thomas J. McInerney	6,673
Wendi Murdoch	6,673
Glenn H. Schiffman	6,673
Pamela S. Seymon	6,673
Alan G. Spoon	6,673
In addition to the RSUs listed above, (i) as a result of the Separation, as of December 31, 2023, Mr. Schiffman held 246,432 Match Group stock options issued in respect of Former IAC stock options previously granted as part of his compensation by IAC and unrelated to his service as a director of Match Group; and (ii) as a result of compensation paid to Ms. Dubey by the Company prior to 2023 in connection with her prior service as an employee of the Company, as of December 31, 2023, Ms. Dubey held (a) 99,166 Match Group PSUs and (b) 58,309 Match Group stock options, 10,792 of which were issued in respect of Former IAC stock options as a result of the Separation.

Stock Ownership Guidelines. In January 2022, Match Group adopted stock ownership guidelines pursuant to which each non-employee director is required to own a number of shares of Match Group common stock having an aggregate value equal to at least five times the non-employee director’s annual cash retainer fee (but not including any Board chairperson or Board committee member or chairperson compensation). Non-employee directors are required to meet these ownership requirements within five years of the later of (i) January 1, 2022 (the date the guidelines became effective) or (ii) the individual’s first election or appointment to the Board. For additional information regarding the terms of the stock ownership guidelines, see the discussion under the heading Stock Ownership Guidelines in the Compensation Discussion and Analysis section of this proxy statement.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents, as of April 22, 2024, information relating to the beneficial ownership of Match Group common stock by: (1) each person known by Match Group to own beneficially more than 5% of the outstanding shares of Match Group common stock, (2) each director (including each director nominee), (3) each named executive officer and (4) all current directors and executive officers of Match Group as a group. As of April 22, 2024, there were 265,598,349 shares of Match Group common stock outstanding.
Unless otherwise indicated, the beneficial owners listed below may be contacted at Match Group’s corporate headquarters located at 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231. For each listed person, the number of shares of Match Group common stock and percent of such class listed assumes the exercise of any Match Group stock options owned by such person that are or will become exercisable, and the vesting of any other Match Group equity awards that will vest, within 60 days of April 22, 2024, but does not assume the exercise or vesting of any such equity awards owned by any other person.

Name and Address of Beneficial Owner	Number of Shares		Percent of Outstanding Shares
The Vanguard Group	31,942,223	(1)	12.0%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	21,199,700	(2)	8.0%
50 Hudson Yards
New York, NY 10001
State Street Corporation	15,208,560	(3)	5.7%
State Street Financial Center
1 Congress Street, Suite 1
Boston, MA 02114-2016
Stephen Bailey	7,111	(4)	*
Melissa Brenner	7,111	(4)	*
Sharmistha Dubey	390,264	(5)	*
Philip D. Eigenmann	37,250	(6)	*
Laura Jones	—		*
Bernard Kim	119,564	(7)	*
Ann L. McDaniel	13,101	(4)	*
Thomas J. McInerney	337,954	(4)	*
Wendi Murdoch	6,611	(4)	*
Spencer Rascoff	—		*
Glenn H. Schiffman	267,117	(8)	*
Pamela S. Seymon	76,083	(4)	*
Jared F. Sine	157,541	(9)	*
Alan G. Spoon	292,226	(10)	*
Gary Swidler	469,441	(11)	*
All current executive officers and directors as a group (15 persons)	2,032,736	(12)	*

______________________
*    The percentage of shares beneficially owned does not exceed 1% of the class.
(1)    Based upon information regarding Match Group holdings reported by way of Amendment No. 12 to a Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 13, 2024. Vanguard beneficially owns the Match Group holdings disclosed in the table above in its capacity as an investment adviser. Vanguard has shared voting power, sole dispositive power and shared dispositive power over 362,415, 30,768,612 and 1,173,611 shares of Match Group common stock, respectively, out of the holdings listed in the table above.
(2)    Based upon information regarding Match Group holdings reported by way of Amendment No. 4 to a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 26, 2024. BlackRock beneficially owns the Match Group holdings disclosed in the table above in its capacity as a parent holding company or control person of subsidiaries that provide investment advisory and asset management services. BlackRock has sole voting power and sole dispositive power over 19,407,416 and 21,199,700 shares of Match Group common stock, respectively, out of the holdings listed in the table above.
(3)    Based upon information regarding Match Group holdings reported by way of a Schedule 13G filed by State Street Corporation (“State Street”) with the SEC on January 29, 2024. State Street beneficially owns the Match Group holdings disclosed in the table above in its capacity as an investment adviser. State Street has shared voting power and shared dispositive power over 10,646,935 and 15,198,630 shares of Match Group common stock, respectively, out of the holdings listed in the table above.
(4)    Consists of shares of Match Group common stock held directly by each individual and 585 shares of Match Group common stock to be received upon the vesting of Match Group RSUs in the 60 days following April 22, 2024, subject to continued service.
(5)    Consists of shares of Match Group common stock held directly by Ms. Dubey and 58,309 vested options to purchase Match Group common stock.
(6)    Consists of shares of Match Group common stock held directly by Mr. Eigenmann, 21,994 vested options to purchase Match Group common stock, and 987 shares of Match Group common stock to be received upon the vesting of Match Group RSUs in the 60 days following April 22, 2024, subject to continued service.
(7)    Consists of shares of Match Group common stock held directly by Mr. Kim, 48,500 shares of Match Group common stock held by The Bernard and Melissa Kim Living Trust, with respect to which Mr. Kim has shared voting and investment power, and 30,966 shares of Match Group common stock to be received upon the vesting of Match Group RSUs in the 60 days following April 22, 2024, subject to continued service.
(8)    Consists of shares of Match Group common stock held directly by Mr. Schiffman, 246,432 vested options to purchase Match Group common stock, and 585 shares of Match Group common stock to be received upon the vesting of Match Group RSUs in the 60 days following April 22, 2024, subject to continued service.
(9)    Consists of shares of Match Group common stock held directly by Mr. Sine, 53,125 shares of Match Group common stock held by the Sine Family Trust, with respect to which Mr. Sine has shared voting and investment power, and 27,152 vested options to purchase Match Group common stock, each as of March 11, 2024, the last day on which he served as an executive officer of the Company.
(10)    Consists of shares of Match Group common stock held directly by Mr. Spoon, 15,000 shares of Match Group common stock held by a limited liability company controlled by certain members of Mr. Spoon’s family and as to which Mr. Spoon disclaims beneficial ownership except to the extent of any pecuniary interest therein, and 585 shares of Match Group common stock to be received upon the vesting of Match Group RSUs in the 60 days following April 22, 2024, subject to continued service.
(11)    Consists of shares of Match Group common stock held directly by Mr. Swidler and 252,816 vested options to purchase Match Group common stock.
(12)    Consists of (i) shares of Match Group common stock held directly by each individual, (ii) 48,500 shares of Match Group common stock held by The Bernard and Melissa Kim Living Trust as noted above, (iii) 15,000 shares of Match Group common stock held by a limited liability company controlled by certain members of Mr. Spoon’s family as noted above, (iv) 579,551 vested options to purchase Match Group common stock and (v) 37,784 shares of Match Group common stock to be received upon the vesting of Match Group RSUs in the next 60 days, subject to the respective holder’s continued service.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Review of Related Person Transactions
The Audit Committee has a formal, written policy that requires an appropriate review of all related person transactions by the Audit Committee, as required by Marketplace Rules governing conflict of interest transactions. For purposes of this policy, consistent with the Marketplace Rules, the terms “related person” and “transaction” are determined by reference to Item 404(a) of Regulation S-K under the Securities Act (“Item 404”). During 2023, in accordance with this policy, Company management was required to determine whether any proposed transaction, arrangement or relationship with a related person fell within the definition of “transaction” set forth in Item 404, and if so, review such transaction with the Audit Committee. In connection with such determinations, Company management and the Audit Committee consider: (i) the parties to the transaction and the nature of their affiliation with Match Group and the related person, (ii) the dollar amount involved in the transaction, (iii) the material terms of the transaction, including whether the terms of the transaction are ordinary course and/or otherwise negotiated at arms’ length, (iv) whether the transaction is material, on a quantitative and/or qualitative basis, to Match Group and/or the related person and (v) any other facts and circumstances that Company management or the Audit Committee deems appropriate.
There were no related person transactions in 2023.
ANNUAL REPORTS
Upon written request to the Corporate Secretary, Match Group, Inc., 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, Match Group will provide without charge to each person solicited a printed copy of Match Group’s 2023 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website at http://ir.mtch.com. Match Group will furnish requesting stockholders with any exhibit to its 2023 Annual Report on Form 10-K upon payment of a reasonable fee.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINEES FOR PRESENTATION AT THE 2025 ANNUAL MEETING
Eligible stockholders who intend to have a proposal considered for inclusion in Match Group’s proxy materials for presentation at the 2025 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit such proposal to Match Group, Inc., 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, Attention: Corporate Secretary, no later than December 30, 2024. Stockholder proposals submitted for inclusion in Match Group’s proxy materials must be made in accordance with the provisions of Rule 14a-8 under the Exchange Act. Eligible stockholders who intend to present a proposal or nomination at the 2025 Annual Meeting of Stockholders under our bylaws are required to provide notice of such proposal or nomination in writing, and otherwise in compliance with the applicable requirements in our bylaws, to Match Group’s Secretary at its corporate headquarters no earlier than February 21, 2025, and no later than March 23, 2025. In addition to the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice as required by, and in compliance with, certain provisions of Rule 14a-19 under the Exchange Act to Match Group at its corporate headquarters no later than April 22, 2025.
HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to send one set of printed proxy materials to any household at which two or more stockholders reside if they appear to be members of the same family or have given their written consent (each stockholder continues to receive a separate proxy card). This process, which is commonly referred to as “householding,” reduces the number of duplicate copies of proxy materials stockholders receive and reduces printing and mailing costs. Only one set of our printed proxy materials will be sent to stockholders eligible for householding unless contrary instructions have been provided.
Once you have received notice that your broker or Match Group will be householding your proxy materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate set of our printed proxy materials by sending a written request to Investor Relations, Match Group, Inc., 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, or by sending an e-mail to IR@match.com. Upon request, Match Group undertakes to deliver such materials promptly.
If at any time: (i) you no longer wish to participate in householding and would prefer to receive a separate set of our printed proxy materials or (ii) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one set of our proxy materials, please notify your broker if you hold your shares in street name or Match Group if you are a stockholder of record. You can notify us by sending a written request to Investor Relations, Match Group, Inc., 8750 North Central Expressway, Suite 1400, Dallas, Texas 75231, or by sending an e-mail to IR@match.com.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 21, 2024.
This proxy statement and the 2023 Annual Report on Form 10-K are available at http://www.proxyvote.com beginning on April 29, 2024.

APPENDIX A
MATCH GROUP, INC.
2024 STOCK AND ANNUAL INCENTIVE PLAN

Section 1. PURPOSE; DEFINITIONS
The purposes of this Plan are to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock and incentive plan providing incentives directly linked to stockholder value. Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:
(a)“Affiliate” means a corporation or other entity controlled by, controlling or under common control with, the Company.
(b)“Applicable Exchange” means the NASDAQ or such other securities exchange as may at the applicable time be the principal market for the Common Stock.
(c)“Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, other stock-based award or Cash-Based Award granted or assumed pursuant to the terms of this Plan, including Subsidiary Equity Awards.
(d)“Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.
(e)“Board” means the Board of Directors of the Company.
(f)“Cash-Based Award” means an Award denominated in a dollar amount.
(g)“Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful or gross neglect by a Participant of such Participant’s employment duties; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a Participant; (C) a material breach by a Participant of a fiduciary duty owed to the Company or any of its Affiliates or Subsidiaries; (D) a material breach by a Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its Affiliates or Subsidiaries; or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.
(h)“Change in Control” has the meaning set forth in Section 10(a).
(i)“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the U.S. Internal Revenue Service or the U.S. Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.
(j)“Commission” means the U.S. Securities and Exchange Commission or any successor agency.
(k)“Committee” has the meaning set forth in Section 2(a).
(l)“Common Stock” means common stock, par value $0.001 per share, of the Company.
(m)“Company” means Match Group, Inc., a Delaware corporation, or its successor.
(n)“Disability” means (i) “Disability” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Disability, (A)

permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, “Disability” as determined by the Committee. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code and, with respect to all Awards, to the extent required by Section 409A of the Code, Disability shall mean “disability” within the meaning of Section 409A of the Code.
(o)“Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.
(p)“Eligible Individuals” means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective directors, officers, employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.
(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto, the rules and regulations promulgated thereunder by the Commission, and other relevant interpretive guidance issued by the Commission. Reference to any specific section of the Exchange Act shall be deemed to include such rules, regulations, and guidance, as well as any successor provision of the Exchange Act.
(r)“Fair Market Value” means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion; provided that such determination shall be made in a manner consistent with any applicable requirements of Section 409A of the Code.
(s)“Free-Standing SAR” has the meaning set forth in Section 5(b).
(t)“Grant Date” means (i) the date on which the Committee or an appropriately delegated officer by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award or the formula for earning a number of shares or cash amount or (ii) such later date as the Committee or an appropriately delegated officer shall provide in such resolution.
(u)“Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.
(v)“Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.
(w)“NASDAQ” means the National Association of Securities Dealers Inc. Automated Quotation System.
(x)“Nonqualified Option” means any Option that is not an Incentive Stock Option.
(y)“Option” means an Award described under Section 5.
(z)“Participant” means an Eligible Individual to whom an Award is or has been granted.
(aa)“Plan” means the Match Group, Inc. 2024 Stock and Annual Incentive Plan, as set forth herein and as hereafter amended from time to time.
(bb)    “Restricted Stock” means an Award described under Section 6.
(cc)    “Restricted Stock Units” means an Award described under Section 7.

(dd)    “Retirement” means retirement from active employment with the Company, a Subsidiary or Affiliate at or after the Participant’s attainment of age 65.
(ee)    “RS Restriction Period” has the meaning set forth in Section 6(b)(ii).
(ff)    “RSU Restriction Period” has the meaning set forth in Section 7(b)(ii).
(gg)    “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor thereto, the rules and regulations promulgated thereunder by the Commission, and other relevant interpretive guidance issued by the Commission. Reference to any specific section of the Securities Act shall be deemed to include such regulations and guidance, as well as any successor provision of the Securities Act.
(hh)    “Share” means a share of Common Stock.
(ii)    “Stock Appreciation Right” has the meaning set forth in Section 5(b).
(jj)    “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.
(kk)    “Subsidiary Equity Awards” means awards that correspond to shares of a Subsidiary, which awards may be settled in Shares under this Plan.
(ll)    “Tandem SAR” has the meaning set forth in Section 5(b).
(mm)    “Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.
(nn)    “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries. Unless otherwise determined by the Committee, if a Participant’s employment with, or membership on a board of directors of, the Company terminates but such Participant continues to provide services to the Company in a non-employee director capacity or as an employee, as applicable, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or a division of the Company shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary or division ceases to be a Subsidiary or division, as the case may be, and the Participant does not immediately thereafter become an employee of (or service provider for), or member of the board of directors of, the Company or another Subsidiary. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries shall not be considered Terminations of Employment. Notwithstanding the foregoing, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, “Termination of Employment” shall mean a “separation from service” as defined under Section 409A of the Code.
Section 2. ADMINISTRATION
(a)Committee. The Plan shall be administered by the Compensation and Human Resources Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”). The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms of the Plan:
(i)     to select the Eligible Individuals to whom Awards may from time to time be granted;
(ii)     to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, other stock-based awards, Cash-Based Awards or any combination thereof, are to be granted hereunder;

(iii)     to determine the number of Shares to be covered by each Award granted hereunder or the amount of any Cash-Based Award;
(iv)     to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;
(v)     subject to Section 12, to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time;
(vi)     to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;
(vii)     to accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;
(viii)     to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);
(ix)     to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;
(x)     to decide all other matters that must be determined in connection with an Award; and
(xi)     to otherwise administer the Plan.
(b)Procedures. The Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.
(i)     Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.
(c)Discretion of Committee. Subject to Section 1(g), any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.
(d)Award Agreements. The terms and conditions of each Award (other than any Cash-Based Award), as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12.
Section 3. COMMON STOCK SUBJECT TO PLAN
(a)Plan Maximum. The maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be the sum of (i) 6 million Shares, plus (ii) any Shares that remain reserved for issuance under the Company’s Amended and Restated 2017 Stock and Annual Incentive Plan (the “2017 Plan”) as of the date of stockholder approval of the Plan, plus (iii) any Shares subject to any outstanding Award under the 2017 Plan that, after the date of stockholder approval of the Plan, is forfeited, is terminated, expires or lapses for any reason without delivery of the Shares underlying such Award. The maximum number of Shares that may be granted pursuant to Options intended to be Incentive Stock Options shall be 10,000,000 Shares. Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares.
(b)Individual Limits. A Participant who is a non-employee director may not receive compensation for any calendar year in excess of $750,000, except that the maximum for a newly appointed or elected non-employee director is $1,000,000.
(c)Rules for Calculating Shares Delivered.
(i)     To the extent that any Award is forfeited, terminates, expires or lapses for any reason without the delivery of Shares underlying such Award, or any Award is settled for cash, the Shares subject to such Award not delivered as a result thereof shall again be available for Awards under the Plan.
(ii)     For the avoidance of doubt, the following shall not again become available for issuance under the Plan:
(A)    any Shares withheld or tendered in respect of taxes relating to any Award;
(B)    any Shares withheld or tendered to pay the exercise price of Options;
(C)    the total number of Shares that underlie an Award of stock-settled Stock Appreciation Rights or any similar Award (and not only the number of Shares actually issued in exercise or settlement of any such Award); and
(D)    any Shares repurchased by the Company in the open market using Stock Option exercise proceeds.
(d)Adjustment Provisions.
(i)     In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Section 3(a), (C) the number and kind of Shares or other securities subject to outstanding Awards, (D) the exercise price of outstanding Options and Stock Appreciation Rights; and (E) the terms and conditions of any outstanding Awards, including the performance goals of any Awards; provided, however, that the number of Shares subject to any Award denominated in Shares shall aways be a whole number.
(ii)     In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Section 3(a), (C) the number and kind of Shares or other securities subject to outstanding Awards, (D) the exercise price of outstanding Options and Stock Appreciation Rights; and (E) the terms and conditions of any outstanding Awards, including the performance goals of any Awards; provided, however, that the number of Shares subject to any Award denominated in Shares shall aways be a whole number.
(iii)     In the case of a Corporate Transaction, the adjustments contemplated by clause (i) of this paragraph (d) may include, without limitation, (A) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that, in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (B) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (C) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). Any adjustments made pursuant to this Section 3(d) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code. Any adjustments made pursuant to this Section 3(d) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code.
(iv)     Any adjustment under this Section 3(d) need not be the same for all Participants.
Section 4. ELIGIBILITY
Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code). No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.
Section 5. OPTIONS AND STOCK APPRECIATION RIGHTS
(a)Types of Options. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option.
(b)Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or a combination thereof, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash, Common Stock, or a combination thereof, or shall reserve to a specified party the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.
(c)Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.
(d)Exercise Price. The exercise price per Share subject to an Option or Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date.
(e)No Repricing. Except as expressly provided in Section 3(d), the Company may not, without stockholder approval, seek to cancel and replace any previously granted “underwater” Option, Stock Appreciation

Right or similar Award granted under this Plan with an Option, Stock Appreciation Right or similar Award having a lower exercise price by: (i) amending or modifying the terms of the Option, Stock Appreciation Right or similar Award to lower the exercise price; (ii) cancelling the underwater Option, Stock Appreciation Right or similar Award and granting replacement Options, Stock Appreciation Rights or similar Awards having a lower exercise price; or (iii) cancelling or repurchasing the underwater Options, Stock Appreciation Rights or similar Awards for cash or other securities. An Option, Stock Appreciation Right or similar Award will be deemed to be “underwater” at any time when the fair market value of the Shares covered by such Award is less than the exercise price of the Award.
(f)Term. The Term of each Option and each Stock Appreciation Right shall be fixed by the Committee, but shall not exceed ten years from the Grant Date.
(g)Vesting and Exercisability. Except as otherwise provided herein, Options and Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Option or Stock Appreciation Right will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Option or Stock Appreciation Right.
(h)Method of Exercise. Subject to the provisions of this Section 5, Options and Stock Appreciation Rights may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through the procedures established with the Company’s appointed third-party Plan administrator specifying the number of Shares as to which the Option or Stock Appreciation Right is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Stock Appreciation Right relating to no less than the lesser of the number of Shares then subject to such Option or Stock Appreciation Right or 100 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the aggregate purchase price (which shall equal the product of such number of Shares subject to such Option multiplied by the applicable per Share exercise price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:
(i)     Payment may be made in the form of unrestricted Shares already owned by Participant (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only at the time the Option is granted.
(ii)     To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.
(iii)     Payment may be made by instructing the Company to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price per Share multiplied by (B) the number of Shares in respect of which the Option shall have been exercised.
(i)Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a), and (iii) in the case of an Option, has paid in full for such Shares. For the avoidance of doubt, Options and SARs granted pursuant to this Plan shall not be eligible to receive dividends or dividend equivalents, without regard to whether such Options or SARs are vested or unvested at the time of the declaration or payment of such dividends or dividend equivalents.
(j)Terminations of Employment. Subject to Section 10(b), a Participant’s Options and Stock Appreciation Rights shall be forfeited upon such Participant’s Termination of Employment, except as set forth below:
(i)     Upon a Participant’s Termination of Employment by reason of death, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of the date of such death and (B) the expiration of the Term thereof;
(ii)     Upon a Participant’s Termination of Employment by reason of Disability or Retirement, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of such Termination of Employment and (B) the expiration of the Term thereof;
(iii)     Upon a Participant’s Termination of Employment for Cause, any Option or Stock Appreciation Right held by the Participant shall be forfeited, effective as of such Termination of Employment;
(iv)     Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the 90th day following such Termination of Employment and (B) expiration of the Term thereof; and
(v)     Notwithstanding the above provisions of this Section 5(j), if a Participant dies after such Participant’s Termination of Employment but while any Option or Stock Appreciation Right remains exercisable as set forth above, such Option or Stock Appreciation Right may be exercised at any time until the later of (A) the earlier of (1) the first anniversary of the date of such death and (2) expiration of the Term thereof and (B) the last date on which such Option or Stock Appreciation Right would have been exercisable, absent this Section 5(j)(v).
Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; provided, however, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonqualified Option.
(k)Nontransferability of Options and Stock Appreciation Rights. No Option or Stock Appreciation Right shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Stock Appreciation Right, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(k), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

(l)Post-Exercise Holding Period for CEO. Upon exercise of Options or Stock Appreciation Rights by the Chief Executive Officer (CEO) of the Company, any Shares received (i.e., the gross number of Shares underlying the number of Options or Stock Appreciation Rights minus any Shares sold pursuant to Section 5(h)(ii) or withheld for the payment of the exercise price and/or taxes) shall be subject to a post-exercise holding period until the earlier of twelve (12) months from the date of exercise or the CEO’s Termination of Employment for any reason (including due to Retirement). During such holding period, the CEO shall retain beneficial ownership (within the meaning of Section 13(d)(3) of the Exchange Act) of the Shares and may not sell, transfer, or otherwise dispose of the Shares received pursuant to such exercise.
Section 6. RESTRICTED STOCK
(a)Nature of Awards and Certificates. Shares of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Match Group, Inc. 2024 Stock and Annual Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Match Group, Inc.”
The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.
(b)Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:
(i)     The Committee shall, prior to or at the time of grant, condition the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable Participant or the attainment of performance goals, or the attainment of performance goals and the continued service of the applicable Participant. The conditions for grant, vesting, or transferability and the other provisions of Restricted Stock Awards (including without limitation any performance goals) need not be the same with respect to each Participant.
(ii)     Subject to the provisions of the Plan and the applicable Award Agreement, so long as a Restricted Stock Award remains subject to the satisfaction of vesting conditions (the “RS Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.
(iii)     Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 14(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(d), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock. For the avoidance of doubt, any such dividend shall be subject to the RS Restriction Period with respect to the Shares underlying the Restricted Stock.
(iv)     Except as otherwise set forth in the applicable Award Agreement and subject to Section 10(b), upon a Participant’s Termination of Employment for any reason during the RS Restriction Period or before the applicable performance goals are satisfied, all Shares of Restricted Stock still subject to restriction shall be forfeited by such Participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Shares of Restricted Stock.
(v)     If and when any applicable performance goals are satisfied and the RS Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.
Section 7. RESTRICTED STOCK UNITS
(a)Nature of Awards. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares or both, based upon the Fair Market Value of a specified number of Shares.
(b)Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:
(i)     The Committee shall, prior to or at the time of grant, condition the grant, vesting, or transferability of Restricted Stock Units upon the continued service of the applicable Participant or the attainment of performance goals, or the attainment of performance goals and the continued service of the applicable Participant. The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Units (including without limitation any performance goals) need not be the same with respect to each Participant.
(ii)     Subject to the provisions of the Plan and the applicable Award Agreement, so long as an Award of Restricted Stock Units remains subject to the satisfaction of vesting conditions (the “RSU Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.
(iii)     The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or delayed payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 14(e) below); provided that any such dividends shall not be paid until the vesting of the underlying Restricted Stock Unit.
(iv)     Except as otherwise set forth in the applicable Award Agreement, and subject to Section 10(b), upon a Participant’s Termination of Employment for any reason during the RSU Restriction Period or before the applicable performance goals are satisfied, all Restricted Stock Units still subject to restriction shall be forfeited by such Participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Restricted Stock Units.
(v)     Except to the extent otherwise provided in the applicable Award Agreement, an award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest (but in no event later than March 15 of the calendar year following the end of the calendar year in which the Restricted Stock Units vest).
(vi)     An award of Restricted Stock Units shall not convey to a Participant the rights and privileges of a shareholder with respect to the Share subject to such Restricted Stock Unit, such as the right to vote or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such Restricted Stock Units.

Section 8. OTHER STOCK-BASED AWARDS
Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Common Stock, including (without limitation), unrestricted stock, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan ("Other Stock-Based Awards"). For the avoidance of doubt, Other Stock-Based Awards granted pursuant to this Plan shall not be eligible to receive dividends or dividend equivalents prior to the vesting of such Other Stock-Based Awards.
Section 9. CASH-BASED AWARDS
(a)Cash-Based Awards may be granted under this Plan. Cash-Based Awards may be paid in cash or in Shares (valued at Fair Market Value as of the date of payment) as determined by the Committee.
Section 10. CHANGE IN CONTROL PROVISIONS
(a)Definition of Change in Control. Except as otherwise may be provided in an applicable Award Agreement, for purposes of the Plan, a “Change in Control” shall mean any of the following events:
(i)     The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition directly from the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii); or
(ii)     Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)     Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or
(iv)     Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(b)Impact of Event/Double Trigger. Unless otherwise provided in the applicable Award Agreement or as otherwise set forth in writing between the parties, subject to Sections 3(d), 10(d) and 14(l), notwithstanding any other provision of this Plan to the contrary, upon a Participant’s Termination of Employment, during the two-year period following a Change in Control, by the Company or one of its Subsidiaries other than for Cause or Disability or by the Participant for Good Reason (as defined below):
(i)     any Options and Stock Appreciation Rights outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be fully exercisable and vested and shall remain exercisable until the later of (i) the last date on which such Option or Stock Appreciation Right would be exercisable in the absence of this Section 10(b) and (ii) the earlier of (A) the first anniversary of such Change in Control and (B) expiration of the Term of such Option or Stock Appreciation Right;
(ii)     all Restricted Stock outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable; and
(iii)     all Restricted Stock Units, including any Restricted Stock Units, the vesting of which are conditioned in whole or in part upon the attainment of performance goals, outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be considered to be earned and payable in full, any outstanding performance goals shall be deemed satisfied at target, and any restrictions shall lapse and such Restricted Stock Units shall be settled as promptly as is practicable (but in no event later than March 15 of the calendar year following the end of the calendar year in which the Restricted Stock Units vest).
(c)For purposes of this Section 10, “Good Reason” means (i) “Good Reason” as defined in any Individual Agreement or Award Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if the Individual Agreement and Award Agreement do not define Good Reason, without the Participant’s prior written consent: (A) a material reduction in the Participant’s rate of annual base salary from the rate of annual base salary in effect for such Participant immediately prior to the Change in Control, (B) a relocation of the Participant’s principal place of business more than 35 miles from the city in which such Participant’s principal place of business was located immediately prior to the Change in Control or (C) a material and demonstrable adverse change in the nature and scope of the Participant’s duties from those in effect immediately prior to the Change in Control. In order to invoke a Termination of Employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such Termination of Employment to constitute a Termination of Employment for Good Reason.
(d)Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 10 shall be applicable only to the extent specifically provided in the Award Agreement or in the Individual Agreement.
Section 11. SECTION 16(B)
The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and all such transactions will be exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act.

Section 12. TERM, AMENDMENT AND TERMINATION
(a)Effectiveness. The Board approved this Plan on April 25, 2024. The effective date (the “Effective Date”) of this Plan is the date that the Plan is approved by the Company’s stockholders.
(b)Termination. The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.
(c)Amendment of Plan. The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law (including without limitation Section 409A of the Code), stock exchange rules or accounting rules. In addition, no amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.
(d)Amendment of Awards. Subject to Section 5(e), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall, without the Participant’s consent, materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.
Section 13. UNFUNDED STATUS OF PLAN
It is intended that the Plan constitute an “unfunded” plan. Solely to the extent permitted under Section 409A, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.
Section 14. GENERAL PROVISIONS
(a)Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.
(b)Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.
(c)No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.
(d)Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates or Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.
(e)Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). Any dividends and dividend equivalents shall be subject to the same vesting schedule as the underlying Award and shall be paid out only if and when the underlying Award vests. In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 14(e).
(f)Clawback. Awards granted under the Plan shall be subject to the Match Group, Inc. Compensation Recoupment Policy and any other compensation recovery policy that is adopted by the Company or is otherwise required by applicable law (collectively, the “Clawback Policies”). In the event it is determined that any amounts granted, awarded, earned or paid to any Participant must be forfeited or reimbursed to the Company pursuant to such Clawback Policies, the Committee shall promptly take any action necessary to effectuate such forfeiture and/or reimbursement.
(g)Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.
(h)Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled shall revert to the Company.
(i)Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.
(j)Non-Transferability. Except as otherwise provided in Section 5(k) or as determined by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.
(k)Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.
(l)Section 409A of the Code. It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in this Section 14(l), and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, if the Participant is a “specified employee” within the meaning of Section 409A of the Code, any payments (whether in cash, Shares or other property) to be made with respect to the Award upon the Participant’s Termination of Employment shall be delayed until the earlier of (A) the first day of the seventh month following the Participant’s Termination of Employment and (B) the Participant’s death. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award.

MatchGroup

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V49027-P11344 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MATCH GROUP, INC.

The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Wendi Murdoch	☐	☐	☐
1b. Spencer Rascoff	☐	☐	☐
1c. Glenn H. Schiffman	☐	☐	☐
1d. Pamela S. Seymon	☐	☐	☐

	For	Against	Abstain
2. To approve a non-binding advisory resolution on executive compensation.	☐	☐	☐
3. To approve the Match Group, Inc. 2024 Stock and Annual Incentive Plan.	☐	☐	☐
4. Ratification of the appointment of Ernst & Young LLP as Match Group, Inc.'s independent registered public accounting firm for 2024.	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Match Group, Inc.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 22, 2024
Date: June 21, 2024 **Time:** 8:00 a.m. Eastern Time
Location: The Offices of Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017

Upon arrival, please present this admission ticket and valid government-issued photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V49028-P11344

Match Group, Inc.
Annual Meeting of Stockholders
June 21, 2024, 8:00 a.m. Eastern Time
This proxy is solicited by the Board of Directors

The undersigned stockholder of Match Group, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints each of Philip D. Eigenmann, Jeanette Teckman and Francisco J. Villamar, proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Match Group, Inc. to be held on June 21, 2024 at 8:00 a.m. Eastern Time, at The Offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, and at any related adjournments or postponements, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 and 4, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

Continued and to be signed on reverse side